UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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CISCO SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CISCO SYSTEMS, INC.

September 21, 2007

DEAR CISCO SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders of Cisco Systems, Inc., which will be held at the Santa Clara Convention Center in Elizabeth A. Hangs Theater, located at 5001 Great America Parkway, Santa Clara, California on Thursday, November 15, 2007, at 10:00 a.m. Pacific Time. You will find a map with directions to the annual meeting on the outside back cover of the Proxy Statement.

Details of the business to be conducted at the annual meeting are given in the Notice of Annual Meeting of Shareholders and the Proxy Statement.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. You may vote via the Internet, by telephone or by mailing a completed proxy card as an alternative to voting in person at the annual meeting. Voting by any of these methods will ensure your representation at the annual meeting.

We look forward to seeing you at the annual meeting.

John T. Chambers

Chairman and Chief Executive Officer

San Jose, California

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, please complete, sign and date the proxy card as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States) or submit your proxy and voting instructions via the Internet or by telephone. Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement for a description of these voting methods.

CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 15, 2007

The Annual Meeting of Shareholders of Cisco Systems, Inc. will be held at the Santa Clara Convention Center in Elizabeth A. Hangs Theater, located at 5001 Great America Parkway, Santa Clara, California on Thursday, November 15, 2007, at 10:00 a.m. Pacific Time for the following purposes:

1.  To elect twelve members of Cisco’s Board of Directors;

2.  To approve the amendment and extension of the 2005 Stock Incentive Plan;

3.  To approve the adoption of the Executive Incentive Plan with respect to current and future covered employees (determined under Section 162(m) of the Internal Revenue Code of 1986, as amended) and executive officers (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended);

4.  To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 26, 2008;

5.  To vote upon four proposals submitted by shareholders, if properly presented at the annual meeting; and

6.  To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for determining those shareholders who will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is September 17, 2007. The stock transfer books will not be closed between the record date and the date of the annual meeting. A list of shareholders entitled to vote at the annual meeting will be available for inspection at Cisco’s principal executive offices at the address listed above.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

San Jose, California

September 21, 2007

i

DIRECTIONS TO THE SANTA CLARA CONVENTION CENTER	See outside back cover

ii

CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Cisco Systems, Inc., a California corporation, for the Annual Meeting of Shareholders to be held at 10:00 a.m. Pacific Time on Thursday, November 15, 2007, at the Santa Clara Convention Center in Elizabeth A. Hangs Theater, located at 5001 Great America Parkway, Santa Clara, California, and at any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about September 26, 2007 to all shareholders entitled to vote at the annual meeting.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION

Voting

Only shareholders of record of Cisco common stock on September 17, 2007, the record date, will be entitled to vote at the annual meeting. Each shareholder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 6,099,187,245 shares of common stock outstanding. A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A broker non-vote occurs when a bank, broker or other shareholder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. In the election of directors, a nominee will be elected if the votes cast “for” the nominee constitute a majority of the shares of common stock present or represented by proxy and voting at the meeting and also constitute at least a majority of the required quorum. Shareholders may not cumulate votes in the election of directors. The other proposals also require the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum. Abstentions and broker non-votes have no effect on the determination of whether a nominee or any of the proposals has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. However, with respect to the election of directors and each of the other proposals, abstentions and broker non-votes could prevent the election of a director or the approval of a proposal where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. The inspector of elections appointed for the annual meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Recommendations of the Board of Directors

Cisco’s Board of Directors recommends that you vote FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the amendment and extension of the 2005 Stock Incentive Plan (Proposal No. 2), FOR the adoption of the Executive Incentive Plan with respect to current and future covered employees determined under Section 162(m) of the Internal Revenue Code of 1986, as amended (“covered employees”) and executive officers within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended (“executive officers”) (Proposal No. 3), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 26, 2008 (Proposal No. 4), and AGAINST each of the four proposals submitted by shareholders (Proposals Nos. 5, 6, 7 and 8).

Voting via the Internet, by Telephone or by Mail

Shareholders whose shares are registered in their own names may vote via the Internet, by telephone or by mailing a completed proxy card as an alternative to voting in person at the annual meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope, and your shares will be voted at the annual meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the amendment and extension of the 2005 Stock Incentive Plan (Proposal No. 2), FOR the adoption of the Equity Incentive Plan with respect to current and future covered employees, and executive officers (Proposal No. 3), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 26, 2008 (Proposal No. 4), AGAINST each of the four proposals submitted by shareholders (Proposals Nos. 5, 6, 7 and 8), and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the phone. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the annual meeting, you must obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot. Shareholders who elected to receive the 2007 Proxy Statement and Annual Report to Shareholders over the Internet will be receiving an e-mail on or about October 5, 2007 with information on how to access shareholder information and instructions for voting.

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date or by delivering written notice of revocation of your proxy to Cisco’s Secretary at Cisco’s principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the preceding paragraph.

Proxy Solicitation Costs

Cisco will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy and any additional solicitation material that Cisco may provide to shareholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, Cisco has retained Georgeson Shareholder Communications, Inc. to act as a proxy solicitor in conjunction with the annual meeting. Cisco has agreed to pay that firm $18,500, plus reasonable out of pocket expenses, for proxy solicitation services. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram and other means by directors, officers and employees of Cisco. No additional compensation will be paid to these individuals for any such services.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The names of persons who are nominees for director and their current positions and offices with Cisco are set forth in the table below. The proxy holders intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. The authorized number of directors is twelve.

Each of the current directors has been nominated for election by the Board of Directors upon recommendation by the Nomination and Governance Committee and has decided to stand for re-election.

The Board of Directors appointed Brian L. Halla and Michael K. Powell to the Board of Directors in January 2007 and March 2007, respectively, upon the recommendation of the Nomination and Governance Committee. Mr. Halla and Mr. Powell were brought to the attention of the Nomination and Governance Committee as potential candidates during general discussions by the Nomination and Governance Committee and the Board of Directors.

Cisco’s bylaws and Corporate Governance Policies were amended in March 2007 to change the voting standard for uncontested elections of directors to what is referred to as a majority voting standard. As a result, in an election where the Board of Directors has determined that the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board of Directors to serve until the next annual meeting of shareholders, and until his or her successor has been duly elected and qualified, if the number of shares voted for the nominee exceeds the number of shares voted against the nominee and also represents the affirmative vote of a majority of the required quorum. The required quorum for a meeting of Cisco shareholders is a majority of the outstanding shares of common stock. The majority voting standard does not apply, however, if the Board of Directors has determined that the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting will be elected.

The majority voting standard will apply to the election to take place at the meeting. Consequently, in order to be elected a nominee must receive more votes “for” than “against” and the number of votes “for” must be at least a majority of the required quorum. Proxies may not be voted for more than twelve directors, and shareholders may not cumulate votes in the election of directors. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

Should any of the nominees fail to receive the vote required to be elected in accordance with Cisco’s bylaws, the term of his or her service as a director will end on the date that is the earlier of 90 days after the date on which the voting results are determined pursuant to California law or the date on which the Board of Directors selects a person to fill the office held by that director, unless he or she has earlier resigned.

Nominees	Positions and Offices Held with Cisco
Carol A. Bartz	Lead Independent Director
M. Michele Burns	Director
Michael D. Capellas	Director
Larry R. Carter	Senior Vice President, Office of the President and Director
John T. Chambers	Chairman and Chief Executive Officer
Brian L. Halla	Director
Dr. John L. Hennessy	Director
Richard M. Kovacevich	Director
Roderick C. McGeary	Director
Michael K. Powell	Director
Steven M. West	Director
Jerry Yang	Director

Business Experience of Nominees

Ms. Bartz, 59, has been a member of the Board of Directors since November 1996 and has served as Lead Independent Director since November 2005. Since May 2006, she has been Executive Chairman of the Board of Autodesk, Inc. From April 1992 to April 2006, she served as Chairman of the Board and Chief Executive Officer of Autodesk. Prior to that, she was employed by Sun Microsystems, Inc. from 1983 to April 1992. Ms. Bartz also currently serves on the board of directors of Network Appliance, Inc.

Ms. Burns, 49, has been a member of the Board of Directors since November 2003. She is the Chairman and Chief Executive Officer of Mercer LLC. She began her career in 1981 at Arthur Andersen, LLP and became a partner in 1989. In 1999, Ms. Burns joined Delta Air Lines, Inc. assuming the role of Executive Vice President and Chief Financial Officer in 2000 and holding that position through April 2004. Delta filed for protection under Chapter 11 of the United States Bankruptcy Code in September 2005. From May 2004 to January 2006, Ms. Burns served as Executive Vice President, Chief Financial Officer and Chief Restructuring Officer of Mirant Corporation, taking on the company’s bankruptcy restructuring. Upon successful restructuring and emergence of the company from bankruptcy, Ms. Burns joined Marsh & McLennan Companies, Inc. as Chief Financial Officer in March 2006. She assumed the role of Chairman and Chief Executive Officer of Mercer six months later. Ms. Burns also serves on the Board of Wal-Mart Stores, Inc.

Mr. Capellas, 53, has been a member of the Board of Directors since January 2006. He is expected to begin serving as Chief Executive Officer of First Data Corp. following completion of the acquisition of First Data Corp. by an affiliate of Kohlberg Kravis Roberts & Co. From October 2006 to July 2007, Mr. Capellas served as a Senior Advisor at Silver Lake Partners. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc., which was known as WorldCom, Inc. prior to its emergence from bankruptcy in April 2004, and from March 2004 to January 2006 he also served as that company’s President. From November 2002 to March 2004, he was also Chairman of the Board of WorldCom. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas was President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chairman of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq. From 1997 to 1998, Mr. Capellas was a Senior Vice President with Oracle Corporation.

Mr. Carter, 64, has been a member of the Board of Directors since July 2000. He joined Cisco in January 1995 as Vice President of Finance and Administration, Chief Financial Officer and Secretary. In July 1997, he was promoted to Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary. In May 2003, upon his retirement as Chief Financial Officer and Secretary, he was appointed Senior Vice President, Office of the President. Before joining Cisco, he was employed by Advanced Micro Devices, Inc. as Vice President and Corporate Controller. Mr. Carter also currently serves on the board of directors of QLogic Corporation.

Mr. Chambers, 58, has served as a member of the Board of Directors since November 1993 and as Chairman of the Board since November 2006. He joined Cisco as Senior Vice President in January 1991, was promoted to Executive Vice President in June 1994 and to Chief Executive Officer as of January 31, 1995. He also served as President from January 31, 1995 until November 2006. Before joining Cisco, he was employed by Wang Laboratories, Inc. for eight years, where, in his last role, he was the Senior Vice President of U.S. Operations.

Mr. Halla, 61, has been a member of the Board of Directors since January 2007. He has served as Chairman of the Board and Chief Executive Officer of National Semiconductor Corporation since May 1996. Additionally, he served as President of National Semiconductor Corporation from May 1996 to May 2005. Prior to May 1996, Mr. Halla served in several capacities at LSI Logic Corporation, where, in his last role, he was the Executive Vice President of LSI Logic Products.

Dr. Hennessy, 54, has been a member of the Board of Directors since January 2002. He has been President of Stanford University since September 2000. He served as Provost of Stanford from June 1999 to August 2000, Dean of the Stanford University School of Engineering from June 1996 to June 1999, and Chair of the Stanford University Department of Computer Science from September 1994 to March 1996. Dr. Hennessy also currently is the Chairman of the Board of Atheros Communications, Inc. and serves on the board of directors of Google Inc.

Mr. Kovacevich, 63, has been a member of the Board of Directors since January 2005. He currently serves as Chairman of the Board of Wells Fargo & Company, which position he has held since April 2001. He also served as Chief Executive Officer of Wells Fargo & Company from November 1998 to June 2007, and as President from November 1998 to July 2005. From January 1993 to November 1998, he served as Chief Executive Officer of Norwest Corporation, which merged with Wells Fargo & Company in November 1998. He also served as President of Norwest Corporation from January 1993 through January 1997 and as Chairman of the Board of Norwest Corporation from May 1995 to November 1998. He became a member of the board of directors of Norwest Corporation in 1986. Mr. Kovacevich also currently serves on the board of directors of Target Corporation.

Mr. McGeary, 57, has been a member of the Board of Directors since July 2003. He has served as Chairman of the Board of BearingPoint, Inc. since November 2004. From November 2004 to March 2005, he also served as interim Chief Executive Officer of BearingPoint, Inc. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000, he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000, he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999, he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997 he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. Mr. McGeary also currently serves on the boards of directors of BroadVision, Inc. and Dionex Corporation.

Mr. Powell, 44, has been a member of the Board of Directors since March 2007. He currently serves as Senior Advisor to Providence Equity Partners, a private equity investment firm, and as Chairman of the MK Powell Group, a consulting firm. Mr. Powell was Chairman of the Federal Communications Commission from

January 2001 to March 2005, having served as a Commissioner since November 1997. Mr. Powell previously served as the Chief of Staff of the Antitrust Division of the Department of Justice.

Mr. West, 52, has been a member of the Board of Directors since April 1996. He is a founder and partner of Emerging Company Partners LLC, which was formed in January 2004 and provides executive management advisory and consulting services for early to mid-stage technology companies. He served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired by Blue Coat Systems, Inc. (formerly CacheFlow Inc.) in January 2001. From June 1996 to September 1999, he was President and Chief Executive Officer of Hitachi Data Systems, a joint venture computer hardware services company owned by Hitachi, Ltd. and Electronic Data Systems Corporation. Prior to that, Mr. West was at Electronic Data Systems Corporation from November 1984 to June 1996.

Mr. Yang, 38, has been a member of the Board of Directors since July 2000. He is a founder of Yahoo! Inc. and has served as a member of the board of directors and an officer of Yahoo! since March 1995. He was appointed as Chief Executive Officer of Yahoo! in June 2007.

Corporate Governance

Cisco maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including Cisco’s Corporate Governance Policies, Cisco’s Code of Business Conduct, and charters for each of the committees of the Board of Directors. The corporate governance page can be found at www.cisco.com, by clicking on “About Cisco,” and then on “Corporate Governance,” under “Investor Relations.”

Cisco’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted clear corporate governance policies;

•	The Board of Directors has adopted majority voting for uncontested elections of directors;

•	A majority of the board members are independent of Cisco and its management;

•	All members of the key board committees—the Audit Committee, the Compensation and Management Development Committee, and the Nomination and Governance Committee—are independent;

•	The independent members of the Board of Directors meet regularly without the presence of management;

•	Cisco has a clear code of business conduct that is monitored by its ethics office and is annually affirmed by its employees;

•	The charters of the board committees clearly establish their respective roles and responsibilities;

•

Cisco has an ethics office with a hotline available to all employees, and Cisco’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters;

•

Cisco has adopted a code of ethics that applies to its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer; and

•	Cisco’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Cisco’s Audit Committee.

Independent Directors

Upon recommendation of the Nomination and Governance Committee, the Board of Directors has affirmatively determined that each member of the Board of Directors other than Mr. Carter, Mr. Chambers and Mr. Powell is independent under the criteria established by NASDAQ for director independence. The NASDAQ criteria include various objective standards and a subjective test. A member of the Board of Directors is not considered independent under the objective standards if, for example, he or she is employed by Cisco or Cisco paid his or her family member more than $100,000 during any period of twelve consecutive months within the past three years. Mr. Chambers and Mr. Carter are not independent because they are Cisco employees. Mr. Powell is not independent because in 2005 his father received compensation in excess of $100,000 from Cisco in connection with two speaking engagements. The subjective test requires that each independent director not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

All members of each of Cisco’s Audit, Compensation and Management Development, and Nomination and Governance committees are independent directors. In addition, upon recommendation of the Nomination and Governance Committee, the Board of Directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership under applicable NASDAQ listing standards. As Lead Independent Director, Ms. Bartz presides over regular meetings of the independent directors.

The subjective evaluation of director independence by the Board of Directors was made in the context of the objective standards. In making its independence determinations, the Board of Directors generally considers commercial, financial services, charitable, and other transactions and other relationships between Cisco and each director and his or her family members and affiliated entities. For example, the Nomination and Governance Committee reviewed, for each non-employee director, the amount of all transactions between the Company and other organizations where such directors serve as executive officers or directors, none of which exceeded 1% of the recipient’s annual revenues during the relevant periods. For each of the directors, other than Mr. Carter, Mr. Chambers and Mr. Powell, the Board of Directors determined based on the recommendation of the Nomination and Governance Committee that none of the transactions or other relationships exceeded NASDAQ objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board of Directors considered two relationships that did not exceed NASDAQ objective standards but were identified by the Nomination and Governance Committee for further consideration by the Board of Directors under the subjective standard. The Board of Directors determined that neither of these relationships would interfere with the exercise of independent judgment by the director in carrying out his responsibilities as a director. The following is a description of these relationships:

•

Mr. Kovacevich is the Chairman of the Board of Directors of Wells Fargo & Company (“Wells Fargo”), an affiliate of one of the lenders under a Credit Agreement with Cisco dated August 17, 2007 with respect to which the Wells Fargo affiliate has committed to lend $120 million, or approximately 4% of the total credit facility. As of September 20, 2007 no funds had been drawn under the facility. This commitment amount represents approximately 0.5% of Cisco’s cash, cash equivalents and investments as of the end of fiscal 2007 and represents less than 0.04% of Wells Fargo’s total loans outstanding as of the end of its second quarter of fiscal 2006. Cisco also has ordinary course commercial and financial services relationships with Wells Fargo and/or its affiliates. The amounts of payments made between Cisco and Wells Fargo in each of the past three fiscal years represented less than 0.1% of the recipient company’s annual revenues.

•

Dr. Hennessy is the President of Stanford University. Cisco has various business and charitable dealings with Stanford, including: research grants, charitable donations by Cisco senior executives and board members, matching donations by the Cisco Foundation, licensing agreements, and ordinary course commercial relationships. The amounts of payments made between Cisco and Stanford University in each of the past three fiscal years represented less than 0.1% of the recipient entity’s annual revenues. In addition, a Cisco board member and Cisco’s former Chairman serve on the Stanford Board of Trustees.

Board Committees and Meetings

During Cisco’s fiscal year ended July 28, 2007, the Board of Directors held seven meetings. During this period, all of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served. Cisco’s directors are strongly encouraged to attend the annual meeting of shareholders. Ten of Cisco’s directors attended last year’s annual meeting.

Cisco has five standing committees: the Acquisition Committee, the Audit Committee, the Compensation and Management Development Committee, the Investment/Finance Committee, and the Nomination and Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found under the Investor Relations section of our website at www.cisco.com. The members of the committees, as of the date of this Proxy Statement, are identified in the following table.

Director	Acquisition Committee	Audit Committee	Compensation and Management Development Committee	Investment/ Finance Committee	Nomination and Governance Committee
Carol A. Bartz	Chair			Chair
M. Michele Burns	X	X
Michael D. Capellas			X		X
Larry R. Carter				X
John T. Chambers	X
Brian L. Halla
Dr. John L. Hennessy	X				X
Richard M. Kovacevich					Chair
Roderick C. McGeary		X	Chair
Michael K. Powell
Steven M. West		Chair		X
Jerry Yang			X

Acquisition Committee

The Acquisition Committee reviews acquisition strategies and opportunities with management, approves certain acquisitions and investment transactions and also makes recommendations to the Board of Directors. This committee held eight meetings during the last fiscal year.

Audit Committee

The Audit Committee is responsible for reviewing the financial information which will be provided to shareholders and others, reviewing the system of internal controls which management and the Board of Directors have established, appointing, retaining and overseeing the performance of the independent registered public accounting firm, overseeing Cisco’s accounting and financial reporting processes and the audits of Cisco’s financial statements, and pre-approving audit and permissible non-audit services provided by the independent registered public accounting firm. This committee held thirteen meetings during the last fiscal year. The Board of Directors has determined that each of Ms. Burns and Mr. McGeary is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. Each member of this committee is an independent director and meets each of the other requirements for audit committee members under applicable NASDAQ listing standards.

Compensation and Management Development Committee

The Compensation and Management Development Committee’s (the “Compensation Committee”) basic responsibility is to review the performance and development of Cisco’s management in achieving corporate goals and objectives and to assure that Cisco’s executive officers are compensated effectively in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles and shareholder interests. Toward that end, this committee oversees, reviews and administers all of Cisco’s compensation, equity and employee benefit plans and programs.

This committee held nine meetings during the last fiscal year. Each member of this committee is an independent director under applicable NASDAQ listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

The Compensation Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to the Board of Directors regarding the compensation of non-employee directors. The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant to help the Compensation Committee establish and implement its compensation philosophy, to evaluate compensation proposals recommended by management, and to provide advice and recommendations on competitive market practices and specific compensation decisions for executive officers and directors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the Chief Executive Officer and the Human Resources Department present compensation and benefit proposals to the Compensation Committee. FWC works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent. To date, FWC has not undertaken any projects for management. For additional description of the Compensation Committee’s processes and procedure for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee determines and makes recommendations to the Board of Directors regarding compensation for non-employee directors using a process similar to the one used for determining compensation for Cisco’s executive officers, which is discussed in detail in the “Compensation Discussion and Analysis” section in this Proxy Statement. Generally, the Compensation Committee annually reviews the market practice for non-employee directors for companies in Cisco’s peer group in consultation with FWC.

Investment/Finance Committee

The Investment/Finance Committee reviews and approves Cisco’s global investment policy, reviews minority investments, fixed income assets, insurance risk management policies and programs and tax programs, oversees Cisco’s stock repurchase programs, and also reviews Cisco’s currency, interest rate and equity risk management policies. This committee is also authorized to approve the issuance of debt securities, certain real estate acquisitions and leases, and charitable contributions made on behalf of Cisco. This committee held two meetings during the last fiscal year.

Nomination and Governance Committee

The Nomination and Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning Cisco’s corporate governance policies, and for recommending to the full Board of Directors candidates for election to the Board of Directors. This committee held eight meetings during the last fiscal year. Each member of this committee is an independent director under applicable NASDAQ listing standards.

Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board of Directors’ policy is to encourage selection of directors who will contribute to Cisco’s overall corporate goals: responsibility to its shareholders, technology leadership, effective execution, high customer satisfaction and superior employee working environment. The Nomination and Governance Committee may from time to time review the appropriate skills and characteristics required of board members, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nomination and Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time.

In recommending candidates for election to the Board of Directors, the Nomination and Governance Committee considers nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Nomination and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nomination and Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Nomination and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. To recommend a prospective nominee for the Nomination and Governance Committee’s consideration, submit the candidate’s name and qualifications to Cisco’s Secretary in writing to the following address: Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134, with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address. When submitting candidates for nomination to be elected at Cisco’s annual meeting of shareholders, shareholders must also follow the notice procedures and provide the information required by Cisco’s bylaws.

In particular, for the Nominating and Governance Committee to consider a candidate recommended by a shareholder for nomination at the 2008 Annual Meeting of Shareholders, the recommendation must be delivered or mailed to and received by Cisco’s Secretary between June 28, 2008 and July 28, 2008 (or, if the 2008 annual meeting is not held within 30 calendar days of the anniversary of the date of the 2007 annual meeting, within 10 calendar days after Cisco’s public announcement of the date of the 2008 annual meeting). The recommendation must include the same information as is specified in Cisco’s bylaws for shareholder nominees to be considered at an annual meeting, including the following:

•	The shareholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;

•	The shareholder’s reason for making the nomination at the annual meeting, and the signed consent of the nominee to serve if elected;

•	The number of shares owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;

•	A description of any arrangements or understandings between the shareholder, the nominee and any other person regarding the nomination; and

•

Information regarding the nominee that would be required to be included in Cisco’s proxy statement by the rules of the Securities and Exchange Commission, including the nominee’s age, business experience for the past five years and any other directorships held by the nominee.

Director Compensation

This section provides information regarding the compensation policies for non-employee directors and amounts paid and securities awarded to these directors in fiscal 2007.

During the 2007 fiscal year, cash fees earned by non-employee directors were as follows:

•

Annual retainer fee of $75,000 for each non-employee director re-elected at the 2006 annual meeting of shareholders for the year of board service beginning upon election at the 2006 annual meeting of shareholders, except that six non-employee directors elected to receive fully vested shares of Cisco common stock in lieu of a portion of their respective regular annual cash retainer fees as described below;

•	Annual retainer fee of $62,500 for Mr. Halla, whose period of board service did not commence until January 2007;

•	Annual retainer fee of $50,000 for Mr. Powell, whose period of board service did not commence until March 2007;

•	Additional annual retainer fee of $30,000 for Ms. Bartz for serving as Lead Independent Director;

•	Additional annual retainer fee of $25,000 for Mr. West for serving as chair of the Audit Committee;

•	Additional annual retainer fee of $10,000 for Mr. McGeary for serving as chair of the Compensation Committee; and

•	Additional fee of $2,000 to each committee member for each standing committee meeting attended.

On September 18, 2006, the Board of Directors approved modifications to the annual equity grant arrangements for re-elected non-employee directors. Effective with the 2006 annual meeting of shareholders, re-elected non-employee directors receive an annual option grant to purchase 15,000 shares plus an annual grant of 5,000 shares of restricted stock. The shares subject to the options vest in two equal annual installments upon the completion of each year of board service and the restricted stock will fully vest upon the completion of one year of board service. The 2005 Stock Incentive Plan does not provide for automatic grants to non-employee directors, but instead provides for discretionary awards to non-employee directors which may not exceed 50,000 shares for any non-employee director in any fiscal year.

On November 15, 2006, the date of the last annual meeting of shareholders, each of the non-employee directors re-elected to the Board of Directors (Ms. Bartz, Ms. Burns, Mr. Capellas, Dr. Hennessy, Mr. Kovacevich, Mr. McGeary, Mr. West and Mr. Yang) received a stock option grant to purchase 15,000 shares under the 1996 Stock Incentive Plan and a restricted stock grant of 5,000 shares under the 2005 Stock Incentive Plan. The per share exercise price of the stock options is equal to the closing price of a Cisco common share on the grant date, which was $26.60. The shares subject to these options vest in two successive equal annual installments upon the completion of each year of board service. The restricted stock awards vest upon the completion of one year of board service.

In connection with their appointments to the Board during fiscal 2007, Mr. Halla and Mr. Powell each received a stock option grant to purchase 50,000 shares under the 2005 Stock Incentive Plan at a per share exercise price equal to the closing price of a share of Cisco common stock on the date of grant. The shares subject to each option will vest in four successive equal annual installments upon the completion of each year of board service over the four-year period measured from the grant date. Mr. Halla’s option was granted on

February 12, 2007 and the option exercise price is $27.54 per share. Mr. Powell’s option was granted on March 22, 2007 and the option exercise price is $26.37 per share.

Each of the awarded stock options has a term of nine years measured from the grant date, subject to earlier termination following the optionee’s cessation of board service. Each of the awarded stock options is immediately exercisable for all of the shares underlying the option; however, any shares so purchased that remain unvested at the time of the optionee’s cessation of board service will be subject to Cisco’s right to repurchase those shares, at the option exercise price paid per share. The shares subject to each option will vest immediately in full upon certain changes in control or ownership of Cisco or upon the optionee’s death or disability while a member of the Board of Directors.

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings.

To facilitate share ownership, non-employee directors may elect to receive fully vested shares of Cisco common stock in lieu of all or a specified portion of their regular annual cash retainer based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. Any shares received in lieu of any portion of a regular annual cash retainer do not count against the limit on the total number of shares that may be granted to a non-employee director during any fiscal year. The shares issued are granted under the 2005 Stock Incentive Plan. For information on non-employee director elections to receive fully vested shares in lieu of cash with respect to the fiscal 2007 annual cash retainer, please see the table entitled “Director Compensation” and the accompanying footnote below.

Subject to approval by shareholders of the amended and extended 2005 Stock Incentive Plan and effective beginning in the 2008 fiscal year, non-employee directors may also elect to receive restricted stock units in lieu of all or a portion of their regular annual cash retainer that would be settled in shares after the non-employee director left the board. Any shares subject to restricted stock units received in lieu of any portion of a regular annual cash retainer will also not count against the limit on the total number of shares that may be granted to a non-employee director during any fiscal year.

The following table provides information as to compensation for services of the non-employee directors during fiscal 2007.

Director Compensation

Name (1)	Fees earned or paid in cash ($)		Stock Awards ($) (3)	Option Awards ($) (4)	Total ($)
Carol A. Bartz	$125,000	(2)	$93,282	$82,068	$300,350
M. Michele Burns	$115,000	(2)	$93,282	$122,916	$331,198
Michael D. Capellas	$103,000	(2)	$93,282	$50,035	$246,317
Brian L. Halla	$62,500		—	$95,393	$157,893
Dr. John L. Hennessy	$93,000	(2)	$93,282	$82,068	$268,350
Richard M. Kovacevich	$91,000		$93,282	$135,017	$319,299
Roderick C. McGeary	$125,000		$93,282	$96,730	$315,012
James C. Morgan (5)	$12,000		—	$44,499	$56,499
Michael K. Powell	$50,000		—	$69,699	$119,699
Steven M. West	$130,000	(2)	$93,282	$82,068	$305,350
Jerry Yang	$93,000	(2)	$93,282	$82,068	$268,350

(1)

Larry R. Carter, a director, is an executive officer of Cisco (other than a named executive officer). Mr. Carter does not receive any compensation for services provided as a director. John P. Morgridge, who served as Chairman of the Board through November 15, 2006, the date of Cisco’s 2006 annual meeting of shareholders, became Chairman Emeritus effective on that date. Mr. Morgridge is an employee of Cisco and receives nominal compensation. Mr. Morgridge did not receive any compensation for services provided as a director.

(2)	Includes the value of fully vested shares of Cisco common stock received in lieu of a specified portion of the non-employee director’s regular annual cash retainer based on the fair market value of the shares on November 15, 2006, the date the regular annual cash retainer would otherwise have been paid. Based on each director’s prior election, Ms. Bartz, Ms. Burns and Mr. West each received 704 shares with a value of $18,726, and Mr. Capellas, Dr. Hennessy and Mr. Yang each received 1,409 shares with a value of $37,479.

(3)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended July 28, 2007, in accordance with Financial Accounting Standards Board Statement 123(R), or FAS 123(R), of restricted stock awards issued pursuant to the 2005 Stock Incentive Plan. For stock awards, fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. No stock awards were forfeited by any of our non-employee directors during the fiscal year. The grant date fair value of the stock award granted on November 15, 2006 to each non-employee director re-elected on that date was $133,000. For information regarding the number of stock awards held by each non-employee director as of July 28, 2007, see the column “Restricted Stock Outstanding” in the table below. These amounts reflect Cisco’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the non-employee directors.

(4)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended July 28, 2007, in accordance with FAS 123(R), of stock option awards issued pursuant to the 2005 Stock Incentive Plan and predecessor stock option plans and thus include amounts from outstanding stock option awards granted during and prior to fiscal 2007. Assumptions used in the calculation of these amounts are included in the notes to Cisco’s audited consolidated financial statements for the fiscal year ended July 28, 2007 as included in Cisco’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 18, 2007. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of our non-employee directors during the fiscal year other than James C. Morgan who forfeited 10,000 options upon his cessation of service on the board of directors. There is no dollar amount recognized in the table relating to those forfeited options because there was no accounting expense relating to those options in fiscal 2007. The grant date fair value of the option granted on November 15, 2006 to each non-employee director re-elected on that date was $107,550; the grant date fair value of the option granted to Mr. Halla was $419,500, and the grant date fair value of the option granted to Mr. Powell was $397,500. For information regarding the number of stock options held by each non-employee director as of July 28, 2007, see the column “Stock Options Outstanding” in the table below. These amounts reflect Cisco’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the non-employee directors.

(5)	Mr. Morgan served on the Board of Directors through November 15, 2006, the date of Cisco’s 2006 annual meeting of shareholders.

Each of the below non-employee directors (and former non-employee directors) owned the following number of restricted shares and stock options as of July 28, 2007.

Non-Employee Director	Stock Options Outstanding	Restricted Stock Outstanding
Ms. Bartz	150,000	5,000
Ms. Burns	105,000	5,000
Mr. Capellas	65,000	5,000
Mr. Halla	50,000	—
Dr. Hennessy	120,000	5,000
Mr. Kovacevich	85,000	5,000
Mr. McGeary	85,000	5,000
Mr. Morgan	165,000	—
Mr. Powell	50,000	—
Mr. West	150,000	5,000
Mr. Yang	135,000	5,000

Shareholder Communications with the Board of Directors

Shareholders may communicate with Cisco’s Board of Directors through Cisco’s Secretary by sending an e-mail to bod@cisco.com, or by writing to the following address: Board of Directors, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Cisco’s Secretary will forward all correspondence to the Board of Directors, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Cisco’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within Cisco for review and possible response.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees listed herein.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT AND EXTENSION OF THE 2005 STOCK INCENTIVE PLAN

Cisco is requesting that shareholders approve the amendment and extension of the Cisco Systems, Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”), which amendment and extension was approved by the Board of Directors on September 13, 2007, subject to shareholder approval. The 2005 Stock Incentive Plan was approved by shareholders at the 2005 Annual Meeting, and unless extended as proposed will terminate at the 2007 Annual Meeting.

General

In 2005, shareholders originally approved the adoption of the Stock Incentive Plan (which was a 2 year plan) and a share reserve of 350 million shares. The plan will expire at the 2007 Annual Meeting. In order to give Cisco the flexibility to responsibly address its future equity compensation needs, Cisco is requesting that shareholders approve the extension and amendment of the Stock Incentive Plan with the following material features:

•	Extend the Stock Incentive Plan by five years until the 2012 Annual Meeting of Shareholders.

•	Add 209 million shares to the Stock Incentive Plan.

•

Provide that for the purpose of computing shares remaining eligible for issuance under the Stock Incentive Plan, each one share issued as a stock grant (or pursuant to the vesting of a stock unit) will count as the issuance of 2.5 shares reserved under the plan; and remove the limitation that no more than 35,000,000 shares in the aggregate may be awarded as stock grants or stock units.

•

Provide that shares underlying awards outstanding under the Cisco Systems, Inc. 1996 Stock Incentive Plan (the “1996 Plan”), the SA Acquisition Long-Term Incentive Plan (the “SA Acquisition Plan”) and the WebEx Acquisition Long-Term Incentive Plan (the “WebEx Acquisition Plan”) that are forfeited will be available for grant under the Stock Incentive Plan. As of September 20, 2007, awards covering 1.13 billion shares were outstanding under these plans.

•

Provide that non-employee directors may elect to receive, in lieu of their annual cash retainer, a stock unit (representing the right to receive a share of Cisco’s common stock) in addition to the existing right to receive a stock grant (which is an actual award of Cisco’s common stock).

The Compensation Committee has a targeted budget of 185 million shares for issuance under the Stock Incentive Plan for fiscal 2008. Despite an expanding work force of 26.6% per year on average from fiscal 2005 to fiscal 2007, Cisco has reduced long-term equity incentive grants from 230 million in fiscal 2005 to 200 million in fiscal 2007 with a budget of 185 million for fiscal 2008. In addition, in fiscal 2007, over 80% of all equity awards were granted to employees below the vice president level, demonstrating Cisco’s strong commitment to align not just executive compensation but employee compensation generally with Cisco’s long-term stock performance and shareholders’ interests. The Compensation Committee has awarded to executive officers in fiscal 2008 the right to receive future grants of restricted stock units based on Cisco’s financial performance in fiscal 2008. If this Stock Incentive Plan is approved by shareholders, Cisco will no longer grant awards from the SA Acquisition Plan or the WebEx Acquisition Plan.

The 209 million shares to be added to the Stock Incentive Plan pursuant to the extension and amendment of the plan, in combination with the remaining authorized shares and shares added back into the plan from forfeitures, is expected to satisfy Cisco’s equity compensation needs through the 2009 annual meeting of shareholders. This being the case, if the extension and amendment are approved, Cisco anticipates seeking the authorization of additional shares under the Stock Incentive Plan prior to the plan’s expiration or further extension in 2012.

The Stock Incentive Plan contains the following important features:

•	Repricing of stock options and stock appreciation rights is prohibited unless shareholder approval is obtained.

•	Stock options and stock appreciation rights must be granted with an exercise price that is not less than 100% of the fair market value on the date of grant.

•

The ability to automatically receive replacement stock options when a stock option is exercised with previously acquired shares of Cisco common stock or so-called “stock option reloading” is not permitted.

•

To facilitate share ownership, non-employee directors may also elect to receive fully vested shares of Cisco common stock in lieu of all or a specified portion of their regular annual cash retainer based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. Starting with the 2007 Annual Meeting of Shareholders, non-employee directors may also elect to receive restricted stock units in lieu of all or a portion of their regular annual cash retainer that would be settled in grants of shares after the director left the board. Any shares received in lieu of any portion of a regular annual cash retainer will not count against the limit on the total number of shares that may be granted to a non-employee director during any fiscal year.

As of September 20, 2007, the fair market value of a share of Cisco common stock was $32.21.

Share Reserve

Shares available under 1996 Stock Incentive Plan as of July 30, 2005 (the end of fiscal 2005)	217 million
Shares originally authorized under the 2005 Stock Incentive Plan on November 15, 2005	350 million
Shares granted (less available cancellations) and shares expired from July 30, 2005 through September 20, 2007 from the 1996 and 2005 Stock Incentive Plans	(413 million)
Remaining shares available for grant as of September 20, 2007 (and estimated to be available on November 14, 2007) under the 2005 Stock Incentive Plan	154 million
Additional shares being requested under the amendment and extension of 2005 Stock Incentive Plan	209 million

Total shares available for grant under the amended and extended 2005 Stock Incentive Plan	363 million

Note:    As of September 20, 2007, Cisco had 1,353,242,571 options outstanding with a weighted average exercise price of $27.38 and a weighted average life of 5.05 years.

If the amendment and extension of the Stock Incentive Plan is approved, the aggregate number of shares of Cisco common stock that will be available for issuance under the Stock Incentive Plan would increase to 363 million shares, based on the estimates set forth above, and which number does not take into account awards that may be forfeited under the 1996 Plan, the SA Acquisition Plan or the WebEx Acquisition Plan. As of September 20, 2007, awards covering 1.13 billion shares were outstanding under the 1996 Plan, the SA Acquisition Plan and the WebEx Acquisition Plan. If awards granted under the Stock Incentive Plan are forfeited or terminate before being exercised, then the shares underlying those awards will again become available for awards under the Stock Incentive Plan. Stock appreciation rights will be counted in full against the number of shares available for issuance under the Stock Incentive Plan, regardless of the number of shares issued upon settlement of the stock appreciation rights.

No participant in the Stock Incentive Plan may be granted awards during any fiscal year in excess of any of the following limits: options covering in excess of 5,000,000 shares; stock appreciation rights covering in excess of 5,000,000 shares; or stock grants or stock units in the aggregate covering in excess of 5,000,000 shares. In addition, non-employee directors may only be granted awards under the Stock Incentive Plan covering 50,000 or fewer shares per fiscal year. Non-employee directors may also elect to receive all or a specified portion of their regular annual cash retainer in fully vested shares of Cisco common stock (or stock units) based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. Any shares or stock units received in lieu of any portion of a regular annual cash retainer will not count against the limit on the total number of shares that may be granted to a non-employee director during any fiscal year.

In the event of a subdivision of the outstanding shares of Cisco common stock, a declaration of a dividend payable in shares, a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, a recapitalization, a spin-off or a similar occurrence, the Stock Incentive Plan administrator will make appropriate adjustments to the number of shares and kind of shares or securities issuable under the Stock Incentive Plan (on both an aggregate and per-participant basis) and under each outstanding award, to the award limits set forth in the preceding paragraph, and to the exercise price of outstanding options and stock appreciation rights.

Administration

The Compensation Committee will administer the Stock Incentive Plan. The Stock Incentive Plan administrator has complete discretion, subject to the provisions of the Stock Incentive Plan, to authorize the award of stock options, stock grants, stock units and stock appreciation rights awards under the Stock Incentive Plan. Notwithstanding the foregoing, only the full Board of Directors may grant and administer awards under the Stock Incentive Plan to non-employee directors.

Eligibility and Types of Awards under the Stock Incentive Plan

The Stock Incentive Plan permits the granting of stock options, stock grants, stock units and stock appreciation rights by the Stock Incentive Plan administrator. Stock appreciation rights may be awarded in combination with stock options or stock grants and such awards shall provide that the stock appreciation rights will not be exercisable unless the related stock options or stock grants are forfeited. Stock grants may be awarded in combination with nonstatutory stock options, and such awards may provide that the stock grants will be forfeited in the event that the related nonstatutory stock options are exercised.

Employees (including employee directors and executive officers) and consultants of Cisco and its subsidiaries and affiliates, and non-employee directors of Cisco are eligible to participate in the Stock Incentive Plan. Accordingly, each non-employee member of the Board of Directors, each executive officer and each person who previously served as an executive officer during fiscal 2007 and remains employed by Cisco has an interest in Proposal No. 2. As of July 28, 2007, approximately 61,535 employees (including employee directors and executive officers) and ten non-employee directors are eligible to participate in the Stock Incentive Plan.

Options

The Stock Incentive Plan administrator may grant nonstatutory stock options or incentive stock options under the Stock Incentive Plan. However, the Stock Incentive Plan administrator does not have the authority to grant stock options that automatically provide for the grant of new stock options upon their exercise. The number of shares covered by each stock option granted to a participant will be determined by the Stock Incentive Plan administrator.

The Stock Incentive Plan administrator may provide for time-based vesting or vesting upon satisfaction of performance goals, or both, and/or other conditions. Unless otherwise provided by the Stock Incentive Plan administrator, stock options become exercisable with respect to 20% of the shares covered by the option on the first anniversary of the date of grant and monthly thereafter in 48 equal installments, provided that the recipient’s service has not terminated. The stock option exercise price is established by the Stock Incentive Plan administrator and must be at least 100% of the per share fair market value of Cisco common stock on the date of grant. Repricing of stock options is prohibited unless shareholder approval is obtained. Unless the Stock Incentive Plan administrator provides for earlier expiration, stock options will expire nine years after the date of grant. Unless otherwise provided by the Stock Incentive Plan administrator, unvested stock options will expire upon termination of the optionee’s service with Cisco and vested stock options will expire three months following a termination for any reason other than death, disability, or cause; eighteen months following a termination for death or disability; and immediately following a termination for cause.

The exercise price must be paid at the time the shares are purchased. Consistent with applicable laws, regulations and rules, payment of the exercise price of a stock option may be made in cash, (including by check, wire transfer or similar means), by cashless exercise, by surrendering or attesting to previously acquired shares of Cisco common stock, or by any other legal consideration.

Stock Grants

The Stock Incentive Plan administrator may award stock grants under the Stock Incentive Plan. At the time of the stock grant, participants may be required to pay cash or other legal consideration approved by the Stock Incentive Plan administrator, but the Stock Incentive Plan does not establish a minimum purchase price for shares awarded as stock grants. Stock grants are comprised of shares of Cisco common stock. The number of shares associated with each stock grant will be determined by the Stock Incentive Plan administrator. The Stock Incentive Plan administrator may provide for time-based vesting or vesting upon satisfaction of performance goals, or both, and/or other conditions. When the stock grant award conditions are satisfied, then the participant is vested in the shares and has complete ownership of the shares. Unless otherwise provided by the Stock Incentive Plan administrator, stock grants vest with respect to 20% of the shares covered by the grant on each of the first through fifth anniversaries of the date of grant, provided that the recipient’s service has not terminated.

Stock Units

The Stock Incentive Plan administrator may award stock units under the Stock Incentive Plan. Participants are not required to pay any consideration to Cisco at the time of grant of a stock unit. The number of shares covered by each stock unit award will be determined by the Stock Incentive Plan administrator. The Stock Incentive Plan administrator may provide for time-based vesting or vesting upon satisfaction of performance goals, or both, and/or other conditions. When the participant satisfies the vesting conditions of the stock unit award, Cisco will pay the participant cash or shares of Cisco common stock or any combination of both to settle the vested stock units. Conversion of the stock units into cash may be based on the average of the fair market value of a share of Cisco common stock over a series of trading days or on other methods. Unless otherwise provided by the Stock Incentive Plan administrator, stock units vest with respect to 20% of the shares covered by the grant on each of the first through fifth anniversaries of the date of grant, provided that the recipient’s service has not terminated.

Stock Appreciation Rights

The Stock Incentive Plan administrator may grant stock appreciation rights under the Stock Incentive Plan. However, the Stock Incentive Plan administrator does not have the authority to grant stock appreciation rights that automatically provide for the grant of new stock appreciation rights upon their exercise. The number of shares covered by each stock appreciation right will be determined by the Stock Incentive Plan administrator.

The Stock Incentive Plan administrator may provide for time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. Unless otherwise provided by the Stock Incentive Plan administrator, stock appreciation rights become exercisable with respect to 20% of the shares subject to the stock appreciation right on the first anniversary of the date of grant and monthly thereafter in 48 equal installments, provided that the participant’s service has not terminated. The stock appreciation right exercise price is established by the Stock Incentive Plan administrator and must be at least 100% of the per share fair market value of Cisco common stock on the date of grant. Repricing of stock appreciation rights is prohibited unless shareholder approval is obtained. Unless the Stock Incentive Plan administrator provides for earlier expiration, stock appreciation rights will expire nine years after the date of grant. Unless otherwise provided by the Stock Incentive Plan administrator, unvested stock appreciation rights will expire upon termination of the participant’s service with Cisco and vested stock appreciation rights will expire three months following a termination for any reason other than death, disability, or cause; eighteen months following a termination for death or disability; and immediately following a termination for cause.

Upon exercise of a stock appreciation right, the participant will receive payment from Cisco in an amount determined by multiplying (a) the difference between (i) the fair market value of a share on the date of exercise and (ii) the exercise price times (b) the number of shares with respect to which the stock appreciation right is exercised. Stock appreciation rights may be paid in cash or shares of Cisco common stock or any combination of both, as determined by the Stock Incentive Plan administrator.

Performance Goals

Awards under the Stock Incentive Plan may be made subject to performance conditions as well as time-vesting conditions. Such performance conditions may be established and administered in accordance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), for awards intended to qualify as “performance-based compensation” thereunder. To the extent that performance conditions under the Stock Incentive Plan are applied to awards intended to qualify as performance-based compensation under Code Section 162(m), such performance conditions shall be based on an objective formula or standard utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and preestablished by the Compensation Committee in accordance with Code Section 162(m): (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales; (vii) revenue; (viii) profit before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) write-offs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestitures; (xxx) financings; and/or (xxxi) customer satisfaction, each with respect to Cisco and/or one or more of its operating units. For example, see “Compensation Discussion and Analysis—Long-Term, Equity-Based Incentive Awards” on page 49 of this Proxy Statement for the fiscal 2008 performance conditions and objectively verifiable adjustments preestablished by the Compensation Committee for the rights to receive future grants of restricted stock units.

Vesting Acceleration

For awards that are subject to vesting provisions, the Stock Incentive Plan administrator may provide, at the time of grant of such awards or any time thereafter, that such awards will vest and become immediately exercisable in full in the event that Cisco is acquired by merger or asset sale or in the event there is a hostile takeover of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. Unless otherwise provided in the applicable award agreement, outstanding stock options, stock appreciation rights, and stock units will vest and become immediately exercisable in full in the event that Cisco is acquired by merger or asset sale, unless such awards are assumed, substituted or replaced by the acquiring entity (or in the case of outstanding stock grants, the related stock grant agreements are assumed). In addition, the applicable award agreement may provide for accelerated vesting in the event of the participant’s death, disability or other events.

Amendment and Termination

The Board of Directors may amend the Stock Incentive Plan at any time and for any reason, provided that any such amendment will be subject to shareholder approval to the extent shareholder approval is required by applicable laws, regulations, or rules. The Board of Directors may terminate the Stock Incentive Plan at any time and for any reason, and the Stock Incentive Plan is currently set to terminate at the 2012 Annual Meeting of Shareholders unless re-adopted or extended by the shareholders prior to or on such date. The termination or amendment of the Stock Incentive Plan will not impair the rights or obligations of any participant under any award previously made under the Stock Incentive Plan without the participant’s consent.

The summary of the Stock Incentive Plan provided above is a summary of the principal features of the plan. This summary, however, does not purport to be a complete description of all of the provisions of the Stock Incentive Plan. It is qualified in its entirety by references to the full text of the Stock Incentive Plan. A copy of the Stock Incentive Plan has been filed with the Securities and Exchange Commission with this Proxy Statement, and any shareholder who wishes to obtain a copy of the Stock Incentive Plan may do so by written request to the Secretary at Cisco’s headquarters in San Jose, California.

New Plan Benefits

All awards to directors, executive officers, employees and consultants are made at the discretion of the Stock Incentive Plan administrator. Therefore, the benefits and amounts that will be received or allocated under the Stock Incentive Plan as amended and extended are not determinable at this time. The following table is for illustrative purposes only and provides certain summary information concerning equity awards made in fiscal 2007.

Name and Principal Position	Number of Options Granted	Average Per Share Exercise Price of Options	Number of Shares of Restricted Stock Granted	Number of Restricted Stock Units Granted
John T. Chambers Chairman and Chief Executive Officer	1,300,000	$23.01	—	—
Dennis D. Powell Executive Vice President, Chief Financial Officer	400,000	$23.01	—	100,000
Richard J. Justice Executive Vice President, Worldwide Operations and Business Development	400,000	$23.01	—	100,000
Charles H. Giancarlo Executive Vice President, Chief Development Officer	400,000	$23.01	—	100,000
Randy Pond Executive Vice President, Operations Processes and Systems	400,000	$23.01	—	100,000
Executive Officer Group	4,150,000	$23.13	—	735,000
Non-Employee Director Group	220,000	$26.76	40,000	—
Non-Executive Officer Employee Group	181,256,000	$23.09	44,200	4,957,000

Federal Income Tax Consequences

The following is a brief summary of the federal income tax consequences applicable to awards granted under the Stock Incentive Plan based on federal income tax laws in effect on the date of this Proxy Statement.

This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Code Section 409A), or other tax laws other than federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, Cisco advises all participants to consult their own tax advisors concerning the tax implications of awards granted under the Stock Incentive Plan.

A recipient of a stock option or stock appreciation right will not have taxable income upon the grant of the stock option or stock appreciation right. For nonstatutory stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally-required period (currently two years from the date of grant and one year from the date of exercise). If the shares are not held for the legally-required period, the participant will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price.

For stock grant awards, unless vested or the participant elects to be taxed at the time of grant, the participant will not have taxable income upon the grant, but upon vesting will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

A participant is not deemed to receive any taxable income at the time an award of stock units is granted. When vested stock units (and dividend equivalents, if any) are settled and distributed, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such stock units (if any).

At the discretion of the Stock Incentive Plan administrator, the Stock Incentive Plan allows a participant to satisfy his or her tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares withheld, and/or by delivering or attesting to Cisco already-owned shares of Cisco common stock.

If the participant is an employee or former employee, the amount the participant recognizes as ordinary income in connection with an award is subject to withholding taxes (generally not applicable to incentive stock options) and Cisco is allowed a tax deduction equal to the amount of ordinary income recognized by the participant, provided that Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to Cisco’s chief executive officer and to the other covered employees under Code Section 162(m). The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, Cisco can preserve the deductibility of certain compensation in excess of $1,000,000 if such compensation qualifies as “performance-based compensation” by complying with certain conditions imposed by the Code Section 162(m) rules (including the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during one fiscal year) and if the material terms of such compensation are disclosed to and approved by the shareholders (e.g., see Performance Goals above). Because of the fact-based nature of the performance-based compensation exception under Code Section 162(m) and the limited availability of binding guidance thereunder, Cisco cannot guarantee that the awards under the Stock Incentive Plan will qualify for exemption under Code Section 162(m). However, the Stock Incentive Plan is structured with the intention that the Compensation Committee will have the discretion to make awards under the Stock Incentive Plan that would qualify as “performance-based compensation” and be fully deductible. Accordingly, Cisco is seeking shareholder approval of the amendment and extension of the Stock Incentive Plan to comply with Code Section 162(m).

Equity Compensation Plan Information

The following table provides information as of July 28, 2007 with respect to the shares of Cisco common stock that may be issued under existing equity compensation plans. The category “Equity compensation plans approved by security holders” in the table below consists of the Stock Incentive Plan, the 1996 Stock Incentive Plan, and the Employee Stock Purchase Plan and its sub-plan, the International Employee Stock Purchase Plan. The category “Equity compensation plans not approved by security holders” in the table below consists of the 1997 Supplemental Stock Incentive Plan (the “Supplemental Plan”), the SA Acquisition Plan that was adopted in connection with Cisco’s acquisition of Scientific-Atlanta, Inc. in accordance with applicable NASDAQ listing standards, the WebEx Acquisition Plan that was adopted in connection with Cisco’s acquisition of WebEx Communications, Inc. in accordance with applicable NASDAQ listing standards and options to purchase shares of Cisco common stock that were issued to replace cancelled options in connection with Cisco’s acquisition of Latitude Communications, Inc. The category “Equity compensation plans approved by security holders” in the table does not include 5,905,925 shares subject to restricted stock units outstanding as of July 28, 2007 and the category “Equity compensation plans not approved by security holders” in the table does not include 1,858,026 shares subject to restricted stock units outstanding as of July 28, 2007. In addition, the table does not include information with respect to shares subject to outstanding awards granted under other equity compensation arrangements assumed by Cisco in connection with mergers and acquisitions of the companies that originally granted those awards and does include shares we are proposing to add to the Stock Incentive Plan in Proposal No. 2.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,234,722,290		$27.07	359,286,515	(2)
Equity compensation plans not approved by security holders	15,424,239	(3)(4)	$17.31	16,732,148	(5)

Total	1,250,146,529	(3)(6)	$26.95	376,018,663	(7)

(1)	Excludes purchase rights currently accruing under the Employee Stock Purchase Plan including its sub-plan, the International Employee Stock Purchase Plan.

(2)	Includes shares available for future issuance under the Employee Stock Purchase Plan including its sub-plan, the International Employee Stock Purchase Plan. As of July 28, 2007, as reported in Cisco’s 2007 Annual Report on Form 10-K, an aggregate of 81,621,483 shares of common stock were available for future issuance under this purchase plan. Also includes up to 27,722,222 shares that may be issued as stock grants, stock units or stock appreciation rights under the Stock Incentive Plan. Under the Stock Incentive Plan, non-employee directors may also elect to receive fully vested shares of common stock (and if the amendment and extension of the Stock Incentive Plan is approved, stock units) in lieu of all or a specified portion of their regular annual cash retainer based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid.

(3)

Represents outstanding options to purchase 2,266,135 shares of common stock under the Supplemental Plan, outstanding options to purchase 3,567,490 shares of common stock under the SA Acquisition Plan, outstanding options and stock appreciation rights with respect to 9,289,121 shares of common stock under the WebEx Acquisition Plan, and outstanding options to purchase 301,493 shares of common stock that were issued to replace cancelled options in connection with Cisco’s acquisition of Latitude Communications, Inc.

(4)	Excludes options, warrants and other equity rights assumed by Cisco in connection with mergers and acquisitions, other than assumed under the SA Acquisition Plan and the WebEx Acquisition Plan. As of July 28, 2007, a total of 38,916,023 shares of common stock were issuable upon exercise of outstanding options under those other assumed arrangements. The weighted average exercise price of those outstanding options is $15.23 per share. No additional awards may be granted under those assumed arrangements.

(5)	Represents 8,391,914 shares available for issuance under the SA Acquisition Plan (including up to 3,104,437 shares that may be issued as stock grants, stock units or stock appreciation rights), 2,497,109 shares available for issuance under the WebEx Acquisition Plan (all of which shares may be issued as stock grants, stock units or stock appreciation rights), and 5,843,125 shares available for issuance under the Supplemental Plan. Although securities are available for issuance under the Supplemental Plan, Cisco will no longer make option grants or share issuances under the Supplemental Plan.

(6)	As of July 28, 2007, the aggregate number of shares issuable upon exercise of outstanding options as reported in Cisco’s 2007 Annual Report on Form 10-K were 1,289,062,552 shares, which included the 38,916,023 shares issuable under the assumed equity rights described in footnote (4) above.

(7)	As of July 28, 2007, 276,665,032 shares were available for future issuance under the Stock Incentive Plan, 8,391,914 shares were available for future issuance under the SA Acquisition Plan, 2,497,109 shares were available for future issuance under the WebEx Acquisition Plan, and 5,843,125 shares were available for future issuance under the Supplemental Plan for an aggregate total of 294,397,180 shares available for future issuance under stock incentive plans, as reported in Cisco’s 2007 Annual Report on Form 10-K. The shares available for future issuance under the Employee Stock Purchase Plan were 81,621,483 shares, as reported in Cisco’s 2007 Annual Report on Form 10-K.

The 1997 Supplemental Stock Incentive Plan

The Supplemental Plan was implemented by the Board of Directors on July 31, 1997 and expires on December 31, 2007. The Supplemental Plan is a non-shareholder approved plan, and Cisco will no longer make option grants or share issuances under the Supplemental Plan. Options were only granted and direct share issuances of common stock were only made under the Supplemental Plan to employees of Cisco (or any parent or subsidiary corporation) who were neither officers nor board members at the time of grant. The Board of Directors authorized 9,000,000 shares of common stock for issuance under the Supplemental Plan. All option grants have an exercise price per share, and all share issuances have a purchase price per share, equal to the closing price per share of common stock on the grant or issuance date. Each option or share issuance may be subject to vesting. Any unvested options or share issuances will immediately vest and become exercisable in full upon certain changes in ownership of Cisco if the options are not assumed or replaced by the acquiring entity or the repurchase rights relating to share issuances are not assigned to the acquiring entity, as applicable. All options are non-statutory options under the federal tax law. As of July 28, 2007, options covering 2,266,135 shares of common stock were outstanding under the Supplemental Plan, 5,843,125 shares remained available for future option grants or share issuances, and options covering 890,740 shares had been exercised. No option grants or share issuances were made in fiscal 2007 under the Supplemental Plan.

The Cisco Systems, Inc. SA Acquisition Long-Term Incentive Plan

In connection with Cisco’s acquisition of Scientific-Atlanta, Inc. on February 24, 2006, Cisco assumed, amended and restated the Scientific-Atlanta’s 2003 Long-Term Incentive Plan (renaming it the Cisco Systems, Inc. SA Acquisition Long-Term Incentive Plan). The Board of Directors has reserved an aggregate of 17,587,049 shares of Cisco common stock for issuance under this plan (including 2,760,006 shares subject to issuance upon the exercise of outstanding stock options assumed in connection with the acquisition, which become or have become available for grant under this plan to the extent such options expire unexercised or are cancelled). Only employees of Cisco and its subsidiaries and affiliates who (i) had been employed by Scientific-Atlanta or its subsidiaries on or after the acquisition, and (ii) were not employed by Cisco or its subsidiaries at the time of the acquisition, may receive awards under this plan. The plan permits the award of stock options (both non-statutory and incentive stock options), stock grants, stock units and stock appreciation rights. Stock options and stock appreciation rights under this plan may be granted for periods of up to nine years and at prices no less than the fair market value of the shares on the date of grant. Stock grants may and stock units must be issued for no consideration. Stock appreciation rights and stock units may be exercised for or settled in cash, shares of Cisco common stock or a combination of cash and shares. Each award may be subject to vesting. In general, awards cease vesting in the event a participant’s employment or services with Cisco or its subsidiaries terminates. Each outstanding award under this plan that is subject to vesting provisions will vest in full and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. As of July 28, 2007, options covering 3,567,490 shares of common stock were outstanding under the SA Acquisition Plan, 8,391,914 shares remained available for future grants of awards, 3,468,821 shares and units were issued directly and options covering 2,043,082 shares had been exercised. Upon shareholder approval of the amendment and extension of the Stock Incentive Plan, Cisco will no longer issue shares from the SA Acquisition Plan.

The Cisco Systems, Inc. WebEx Acquisition Long-Term Incentive Plan

In connection with Cisco’s acquisition of WebEx Communications, Inc. on May 25, 2007, Cisco assumed, amended and restated the WebEx Communications, Inc. 2000 Stock Incentive Plan (renaming it the Cisco Systems, Inc. WebEx Acquisition Long-Term Incentive Plan). The Board of Directors has reserved an aggregate of 15,378,787 shares of Cisco common stock for issuance under this plan (including 12,496,382 shares subject to outstanding awards assumed in connection with the acquisition, which become or have become available for grant under this plan to the extent such awards expire unexercised or are cancelled). Only employees of Cisco and its subsidiaries and affiliates who (i) had been employed by WebEx Communications, Inc. or its subsidiaries on or after the acquisition, and (ii) were not employed by Cisco or its subsidiaries at the time of the acquisition, may receive awards under this plan. The plan permits the award of non-statutory stock options, stock grants, stock units and stock appreciation rights. Stock options and stock appreciation rights under this plan may be granted for periods of up to nine years and at prices no less than the fair market value of the shares on the date of grant. Stock grants may and stock units must be issued for no consideration. Stock appreciation rights and stock units may be exercised for or settled in cash, shares of Cisco common stock or a combination of cash and shares. Each award may be subject to vesting. In general, awards cease vesting in the event a participant’s employment or services with Cisco or its subsidiaries terminates. Each outstanding award under this plan that is subject to vesting provisions will vest in full and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. As of July 28, 2007, options covering 9,289,121 shares of common stock were outstanding under the WebEx Acquisition Plan, 2,497,109 shares remained available for future grants of awards, 1,922,160 shares were issued directly and options covering 1,430,994 shares had been exercised. Upon shareholder approval of the amendment and extension of the Stock Incentive Plan, Cisco will no longer issue shares from the WebEx Acquisition Plan.

Replacement Latitude Options

On January 12, 2004, Cisco acquired Latitude Communications, Inc. (“Latitude”). As part of this transaction, options to purchase Latitude common stock held by employees who continued to be employed by Cisco or Latitude following the transaction were cancelled and replaced with an aggregate of 492,985 options to purchase shares of Cisco common stock. The shares subject to the Latitude replacement options vest on the same vesting schedule as the shares subject to the cancelled options, and have a maximum term of nine (9) years. Each Latitude replacement option has accelerated with respect to 50% of the then-unvested shares if the related employee was terminated under certain circumstances within two years of the effective date of the transaction.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the approval of the amendment and extension of the Cisco Systems, Inc. 2005 Stock Incentive Plan.

PROPOSAL NO. 3

APPROVAL OF THE EXECUTIVE INCENTIVE PLAN

Cisco is requesting that shareholders approve the Cisco Systems, Inc. Executive Incentive Plan (“EIP”), which was adopted by the Board on September 13, 2007, subject to shareholder approval with respect to current and future covered employees (“covered employees”) under Section 162(m) of the Internal Revenue code of 1986, as amended (the “Code”) and executive officers within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended (“executive officers”).

Purpose of the Request for Approval

The Board believes that a well designed incentive compensation plan for the managers of Cisco is a significant factor in improving operating and financial performance of Cisco, thereby enhancing shareholder value. Important elements of such a plan include:

•	pre-established goals and objectives for each performance period;

•	objective, measurable factors bearing on reported financial results and other metrics as the basis for any payments made under the plan; and

•	administrative oversight of the plan by the Compensation Committee.

The Board also believes that all amounts paid pursuant to such a plan should be deductible as a business expense of Cisco. Code Section 162(m) limits the deductibility of bonuses paid to Cisco’s Chief Executive Officer and certain other executive officers, unless the plan under which they are paid meets specified criteria, including shareholder approval.

Briefly, with respect to the EIP, Code Section 162(m) requires:

•	bonuses to be paid pursuant to an objective formula;

•	certification by the Compensation Committee that the performance goals in the formula have been satisfied; and

•	that the shareholders of Cisco have approved the material terms of the EIP which include:

¡	the eligible participants;

¡	the individual bonus limit; and

¡	the objective performance goals under the heading “Maximum Bonus and Payout Criteria” below;

to ensure performance-based bonuses are fully deductible.

The Board believes the adoption of the EIP to be in the best interest of shareholders and recommends approval with respect to covered employees and executive officers. If the EIP is not approved by Cisco’s shareholders, bonuses shall not be paid to covered employees or executive officers under the EIP.

Purpose of the EIP

The purpose of the EIP is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain objective performance goals related to the performance of Cisco and its affiliates. In accordance with Cisco’s compensation policy that cash compensation should vary with company performance, a substantial part of each executive’s total cash compensation may be tied to Cisco’s performance by way of performance-based bonuses under the EIP.

Because of the fact-based nature of the performance-based compensation exception under Code Section 162(m) and the limited availability of binding guidance thereunder, Cisco cannot guarantee that the awards under the EIP to covered employees will qualify for exemption under Code Section 162(m). However, the intention of Cisco and the Compensation Committee is to administer the EIP in compliance with Code Section 162(m) with respect to covered employees or participants who may become covered employees. If any provision of the EIP does not comply with the requirements of Code Section 162(m), then such provision will be construed or deemed amended to the extent necessary to conform to such requirements. With respect to all other participants, the EIP may be operated without regard to the constraints of Code Section 162(m).

Participants

Individuals eligible for EIP awards are officers and key employees of Cisco (as determined by the Compensation Committee), which include Cisco’s covered employees and executive officers. Each executive officer and each person who previously served as an executive officer during fiscal 2007 and remains employed by Cisco and is an eligible employee, has an interest in Proposal No. 3. The number of key employees who will participate in the EIP and the amount of EIP awards are not presently determinable.

Administration

The EIP will be administered by the Compensation Committee, which will have the authority to interpret the EIP, to establish performance targets and to establish the amounts of awards payable under the EIP. The Compensation Committee may delegate, in whole or in part, its administrative authority with respect to EIP awards to participants other than covered employees or executive officers.

Maximum Bonus and Payout Criteria

Bonus payments under the EIP may be made in cash only. The payment to each participant is based on an individual bonus target for the performance period set by the Compensation Committee in writing and is directly related to the satisfaction of the applicable performance goal(s) set by the Compensation Committee for such performance period. A performance goal is an objective formula or standard utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and preestablished by the Compensation Committee in accordance with Code Section 162(m): (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales, (vii) revenue; (viii) profits before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) write-offs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestitures; (xxx) financings and/or (xxxi) customer satisfaction, each with respect to Cisco and/or one or more of its affiliates or operating units. For example, see “Compensation Discussion and Analysis—Variable Cash Incentive Awards” on page 48 of this Proxy Statement for the performance conditions and objectively verifiable adjustments preestablished by the Compensation Committee for awards payable under the EIP for fiscal 2008 to current and future covered employees and executive officers. The bonus payable to a participant who is not a covered employee may also be based on other factors (including subjective factors). A performance period is any period up to 36 months in duration. The performance period(s) individual bonus target(s) and performance goal(s) will be adopted by the Compensation Committee in its sole discretion with respect to each performance period and, with respect to covered employees, must be adopted no later than the latest time permitted by the Internal Revenue Code in order for bonus payments pursuant to the EIP to be deductible under Code Section 162(m).

The actual amount of future bonus payments under the EIP is not presently determinable. However, the EIP provides that the maximum amount of any Awards that can be paid under the Plan to any Participant during any performance period is $10,000,000. Further, the Compensation Committee, in its sole discretion, may reduce or eliminate the amount of a participant’s bonus under the EIP to an amount below the amount otherwise payable pursuant to the EIP formula. With respect to EIP awards to participants who are not subject to Code Section 162(m), the Compensation Committee may use its discretion to increase the amount otherwise payable under the EIP award.

Payment of Awards

The payment of a bonus for a given performance period generally requires the participant to be employed by Cisco as of the date the bonus is paid. Prior to the payment of any bonus under the EIP to covered employees, the Compensation Committee must make a determination, certified in writing, that the conditions to payment for the applicable performance period have been satisfied. The payment of bonuses under the EIP must be made in cash and occur within a reasonable period of time after the end of the applicable performance period but may occur sooner with respect to EIP awards to participants who are not subject to the limitations of Code Section 162(m). Payment of bonuses under the EIP may also be deferred for payment at a future date under the terms of the Deferred Compensation Plan (see the “Nonqualified Deferred Compensation—Fiscal 2007” table below).

Term and Amendment of EIP

The EIP will first become available for performance periods beginning in fiscal 2008. The EIP does not have a fixed termination date and may be terminated by the Compensation Committee at any time, provided that such termination will not affect the payment of any award accrued prior to the time of termination. The Compensation Committee may amend or suspend, and reinstate, the EIP at any time, provided that any such amendment or reinstatement shall be subject to shareholder approval if required by Code Section 162(m), or any other applicable laws, rules or regulations.

The summary of the EIP provided above is a summary of the principal features of the EIP. This summary, however, does not purport to be a complete description of all of the provisions of the EIP. It is qualified in its entirety by reference to the full text of the EIP. A copy of the EIP has been filed with the Securities and Exchange Commission with this Proxy Statement, and any shareholder who wishes to obtain a copy of the EIP may do so by written request to the Secretary at Cisco’s headquarters in San Jose, California.

New Plan Benefits

All awards to executive officers are based on actual performance during fiscal 2008 and are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the EIP are not determinable at this time. The following table is for illustrative purposes only and provides certain summary information concerning dollar amounts of bonus plan benefits that would have hypothetically been payable under the EIP if it had been in effect in fiscal 2007. As such, these hypothetical amounts are not necessarily indicative of the amounts, if any, that will be paid under the EIP for fiscal 2008 performance. We have calculated these amounts using the maximum customer satisfaction factors under the EIP for fiscal 2008, the individual performance factors for fiscal 2007 (with a factor of 2.0 for the Chief Executive Officer), the year over year percentage increase in worldwide revenue and profits before interest and taxes for fiscal 2007 (applied against the percentage increase in revenue and operating income goals under the EIP for fiscal 2008) and participants’ target award percentages under the EIP for fiscal 2008. We have also used participants’ base salaries as of the beginning of fiscal 2008 (except that for the base salary of the Chief Executive Officer Cisco has used the market median base salary for chief executive officers in the peer group, which is $1,121,000), which in the case of non-executive officer participants is an approximation since their bonuses will be calculated by reference to their fiscal year end base salary, which information is not currently available.

Name and Principal Position	Dollar Value ($)
John T. Chambers Chairman and Chief Executive Officer	$4,831,241
Dennis D. Powell Executive Vice President, Chief Financial Officer	$1,506,960
Richard J. Justice Executive Vice President, Worldwide Operations and Business Development	$2,184,000
Charles H. Giancarlo Executive Vice President, Chief Development Officer	$1,856,400
Randy Pond Executive Vice President, Operations Processes and Systems	$1,506,960
Executive Officer Group	$16,639,255
Non-Executive Director Group	—
Non-Executive Officer Employee Group (vice president and higher)	$59,456,840

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the approval of the adoption of the Cisco Systems, Inc. Executive Incentive Plan with respect to the covered employees and executive officers.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Cisco is asking the shareholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 26, 2008. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Cisco’s and its shareholders’ best interests.

PricewaterhouseCoopers LLP has audited Cisco’s consolidated financial statements annually since Cisco’s 1988 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to Cisco by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended July 28, 2007 and July 29, 2006:

Fee Category	Fiscal 2007 Fees	Fiscal 2006 Fees
Audit Fees	$15,536,000	$13,834,000
Audit-Related Fees	687,000	369,000
Tax Fees	1,403,000	986,000
All Other Fees	40,000	58,000

Total Fees	$17,666,000	$15,247,000

Audit Fees.    Consists of fees billed for professional services rendered for the integrated audit of Cisco’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Cisco’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with transactions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, assistance with customs and duties compliance, value-added tax compliance, mergers and acquisitions tax compliance, and tax advice on international, federal and state tax matters. None of these services were provided under contingent fee arrangements. Tax compliance fees were $1,367,000 and $979,000 in fiscal 2007 and fiscal 2006, respectively. All other tax fees were $36,000 and $7,000 in fiscal 2007 and fiscal 2006, respectively.

All Other Fees.    Consists of fees for products and services other than the services reported above. These services included expatriate relocation coordination services provided to Cisco employees on international job assignments, translation of filings, and other miscellaneous services. No management consulting services were provided.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as Cisco’s independent registered public accounting firm for the fiscal year ending July 26, 2008.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL

John C. Harrington, 1001 2nd Street, Suite 325, Napa, California 94559, a beneficial owner of 300 shares of Cisco common stock, joined by other filers (whose names, addresses and shareholdings will be provided by Cisco promptly upon receipt by Cisco Investor Relations of any oral or written request), have notified us that they intend to present the following proposal at the annual meeting:

Shareholder Proposal

BOARD COMMITTEE ON HUMAN RIGHTS

RESOLVED: To amend the corporate Bylaws, by inserting the following new Article 5.08:

Article 5.08

Board Committee on Human Rights

a.	There is established a Board Committee on Human Rights, which is created and authorized to monitor the ongoing implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the US and worldwide.

b.	The Board of Directors is authorized in its discretion consistent with these Bylaws and applicable law to (1) select the members of the Board Committee on Human Rights, (2) provide said committee with funds for operating expenses, (3) adopt regulations or guidelines to govern said Committee’s operations, (4) empower said Committee to solicit public input and (5) any other measures within the Board’s discretion consistent with these Bylaws and applicable law.

c.	Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee on Human Rights shall not incur any costs to the company except as authorized by the Board of Directors.

Supporting Statement

The proposed Bylaw would establish a Board Committee on Human Rights which would monitor human rights issues raised by the company’s activities and policies. We believe the proposed Board Committee on Human Rights could be an effective mechanism for addressing the human rights implications of the company’s activities and policies on issues such as these, as they emerge anywhere in the world. In defining “human rights,” proponents suggest that the committee could use the US Bill of Rights and the Universal Declaration of Human Rights as nonbinding benchmark or reference documents.

Cisco’s Statement in Opposition to Proposal No. 5

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

We regard human rights issues seriously and strive to promote, among other things, the worldwide improvement of human rights. Our codes of conduct, employee policies and guidelines substantially incorporate laws and ethical principles including those pertaining to freedom of association, non-discrimination, privacy, collective bargaining, compulsory and child labor, immigration and wages and hours. We share the proponents’ ongoing concerns for human rights and are continually addressing these issues within our business practices and the communities in which we operate. We are committed to evolving and enhancing these practices. However, we believe that an amendment to our bylaws to establish a board committee on human rights is unnecessary in light of our established policies, practices and procedures relating to human rights.

Cisco strives to treat employees, and the communities in which we operate, with respect and dignity. We are a supporter of the United Nations Global Compact, and have participated in this initiative since 2001. In 2005, we began issuing annually a Corporate Citizenship Report that addresses our performance in areas including human rights generally, our progress towards the principles of the United Nations Global Compact, employee welfare, diversity, training and development, supplier diversity and ethics, environmental impact of product design and lifecycle and our facilities and operations, and our social investments across the world. We plan to publish our third annual Corporate Citizenship Report in the fall of 2007, and we intend to issue regular updates thereafter which are expected to provide updated comparative data of our objectives, goals, targets and measures.

Our management invests significant time and resources to ensure that our activities and policies promote and are consistent with our goals and initiatives regarding the improvement of human rights. Our sustainable business practices team in partnership with functional Cisco business leaders endeavors to continuously improve our Corporate Social Responsibility (CSR) programs. In particular, the sustainable business practices team engages with our global stakeholders to identify emerging issues and then evaluates our CSR performance by assessing our social, ethical and environmental practices and policies. Together with the appropriate Cisco business leaders, we drive change, where necessary, to enhance the performance of our core business operations. Information about stakeholder engagement and Cisco’s CSR governance can be found on our Corporate Social Responsibility website at www.cisco.com, by clicking on “About Cisco,” then on “Corporate Social Responsibility,” and then on “Sustainable Business Practices.” Also, we maintain a specific corporate policy on human rights and other codes and policies addressing human rights, all of which are publicly available through or described on our Corporate Social Responsibility website.

As described above, we have implemented policies, practices and procedures relating to human rights. We believe the substantial resources and attention Cisco’s management devotes to human rights issues demonstrates Cisco’s commitment to the underlying subject matter of the proposal. Through the sustainable business practices team, various CSR issue related councils and the other measures we currently have in place, we believe that the Board is able to effectively oversee the impact Cisco’s policies and activities have on human rights globally. Accordingly, we believe that the action provided for in the proposal is unnecessary.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 5.

PROPOSAL NO. 6

SHAREHOLDER PROPOSAL

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, a beneficial owner of 110,100 shares of Cisco common stock, has notified us that it intends to present the following proposal at the annual meeting:

Shareholder Proposal

Pay-for-Superior-Performance Proposal

Resolved: That the shareholders of Cisco Systems, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria benchmarked against a disclosed peer group of companies, and provide that an annual bonus should be awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement

We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

Cisco’s Statement in Opposition to Proposal No. 6

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

Our Board of Directors and the Compensation Committee support performance-based compensation arrangements as a cornerstone component of executive compensation. One of the central principles underlying our incentive programs and compensation philosophy is pay for performance. A significant portion of our total direct compensation for executive officers consists of performance-based compensation in the form of annual bonuses and stock options and/or restricted stock or stock units, and the Compensation Committee benchmarks against a relevant peer group of companies. The base salary for our Chief Executive Officer is targeted at or below the 50th percentile of our peer group and the base salaries for other named executive officers are targeted at the 50th percentile of our peer group. For fiscal 2008, the bonuses for executive officers are expected to be paid pursuant to a plan compliant with Section 162(m) of the Internal Revenue Code (“Code Section 162(m)”) that is performance-based and subject to shareholder approval (see Proposal No. 3 on page 27). In addition, stock options are inherently performance-based because they only have value to the recipients if the price of Cisco’s common stock appreciates after the options are granted.

We believe it is in the best interests of our shareholders that our Compensation Committee is able to implement a flexible executive compensation program that rewards executive officers for their performance, based on the objectives it seeks to achieve from time to time through the exercise of its fiduciary duties to shareholders. The current structure allows our Compensation Committee to reward long-term, strategic decisions that we believe are beneficial to Cisco even though such decisions may not result in immediate returns for Cisco. It also enables independent members of our Board of Directors to freely exercise their best judgment in compensation matters from time to time based on our strategic needs and initiatives. By contrast, this proposal would limit our Compensation Committee’s ability to calibrate and tailor the appropriate amount of incentive and long-term compensation to be paid to our executive officers according to the best judgment of the members of that committee.

We also believe that an exclusive focus on peer financial performance is inappropriate. The proposal does not take into account the facts that different companies, although in the same peer group, could be not comparable because, among other things, they are in different stages of growth, subject to different regulatory and legal requirements, reporting financial information differently than Cisco or simply in different geographic areas. The Compensation Committee also believes that a formula that measures certain financial metrics cannot be developed to fit all members of a peer group. Accordingly, we believe that the methodology provided for in the proposal is arbitrary and could result in situations where executive officers are unnecessarily penalized, rather than rewarded, for their performance and vice versa. For example, relying solely on a measurement of performance measured against the performance of peers may lead to a counterintuitive result as Cisco may outperform its peer group during a down market, leading to miscompensation of its executive officers—in a direction we do not believe is the goal of the proponents—for reasons related to industry structure rather than to company performance per se.

In summary, this proposal would restrict the Compensation Committee’s choice of compensation alternatives that may be in the best interests of shareholders and would unduly constrain Cisco’s ability to respond to market trends, to design executive compensation to achieve our strategic business goals and to reward outstanding performance. By seeking to limit the Compensation Committee’s flexibility in designing and implementing executive compensation programs, the proposal would also place Cisco at a competitive disadvantage in attracting and retaining top executive talent. Therefore, we do not believe the proposal is in the best interest of Cisco or our shareholders.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 6.

PROPOSAL NO. 7

SHAREHOLDER PROPOSAL

Christian Brothers Investment Services, Inc., 90 Park Avenue, 29th Floor, New York, New York 10016-1301, a beneficial owner of 595,095 shares of Cisco common stock, joined by other filers (whose names, addresses and shareholdings will be provided by Cisco promptly upon receipt by Cisco Investor Relations of any oral or written request), have notified us that they intend to present the following proposal at the annual meeting:

Shareholder Proposal

RESOLVED, that shareholders of Cisco Systems Inc. urge the board of directors to adopt a policy that Company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. Media and government focus on back dating of stock options has increased investor concern. This proposed reform can help rebuild investor confidence.

The SEC has created a new rule, with record support from investors, requiring companies to disclose additional information about compensation and perquisites for top executives. The rule went into effect this year. In establishing the rule the SEC has made it clear that it is the role of market forces, not the SEC, to provide checks and balances on compensation practices.

According to a Forbes Special Report on CEO Compensation (05/03/07), CEO John Chamber’s total compensation package was $71.33 million though his salary and bonus was under $2 million.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

While U.S. stock exchange listing standards require shareholder approval of equity-based plans, shareholders have no mechanism to provide feedback on overall compensation. Withholding votes from compensation committee members standing for reelection is a blunt instrument for registering dissatisfaction with the way the compensation committee has administered compensation plans and policies in the previous year.

The House of Representatives voted for an Advisory Vote process by a 2 to 1 margin.

Aflac has already agreed to adopt this policy and a number of companies are working with investors to study the ways in which this practice could be practically implemented in the U.S. market. This particular resolution is regularly receiving votes between 40 and 50% in favor, a remarkable showing for a new issue.

Accordingly, we urge Cisco’s board to allow shareholders to express their opinion about senior executive compensation at our company by establishing an annual referendum process. The results of such a vote would, we think, provide the board and management with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, are in shareholders’ best interests.

Cisco’s Statement in Opposition to Proposal No. 7

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

We recognize that executive compensation is an important matter for our shareholders and appreciate the underlying goal of the proposal, which is to provide shareholders with a means to convey their views regarding executive compensation. However, we believe that passage of this proposal would actually provide a relatively ineffective and potentially counter-productive means for shareholders to express their views on this important subject, and is unnecessary because shareholders already have more effective ways to communicate their views on executive compensation directly to the Board of Directors, including members of the Compensation Committee.

We believe that our Compensation Committee is in the best position to determine the proper structure of executive compensation and that the advisory vote called for by this proposal would not enhance the Board of Directors’ executive compensation process. The Compensation Committee consists entirely of independent directors and is responsible for maintaining an executive compensation program designed to attract, motivate and retain the most highly talented and experienced leadership for Cisco. The Board of Directors has adopted a charter which sets forth this committee’s responsibilities and duties, a copy of which is available in the Investor Relations section of Cisco’s web site at www.cisco.com. The Compensation Committee held nine meetings during the course of the last fiscal year, which were substantially devoted to the subject of executive compensation. The Compensation Committee also engages an independent compensation consultant to help it design the compensation packages for Cisco’s executive officers in a manner that provides appropriate incentives and is competitive with our peer group, taking into account factors such as industry trends and shareholder preferences.

We also believe that an advisory vote would not provide the Compensation Committee with meaningful guidance in considering its compensation philosophy and program or in making specific compensation decisions, because the vote would not communicate specific shareholder views or concerns regarding executive compensation packages. In addition, more effective methods of communicating feedback to the Board of Directors and Compensation Committee are already provided for under our corporate governance policies. Shareholders can communicate directly with our Board of Directors by sending an email or writing to them, as described under “Shareholder Communications with the Board of Directors” on page 15 of this Proxy Statement. Unlike an advisory vote, which leaves the meaning of shareholder approval or disapproval open to speculation, direct communications between shareholders and the Board of Directors allow shareholders to voice specific observations and to communicate clearly and effectively with our Board of Directors.

Additionally, because the issue of a shareholder vote on executive compensation decisions is the subject of proposed legislation by the federal government, we believe passage of this proposal would be premature and might inappropriately subject Cisco to standards that are different or in addition to standards applicable to the members of our peer group.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 7.

PROPOSAL NO. 8

SHAREHOLDER PROPOSAL

Boston Common Asset Management, LLC, 84 State Street, Suite 1000, Boston, Massachusetts 02109, a beneficial owner of 133,468 shares of Cisco common stock, joined by other filers (whose names, addresses and shareholdings will be provided by Cisco promptly upon receipt by Cisco Investor Relations of any oral or written request), have notified us that they intend to present the following proposal at the meeting:

Shareholder Proposal

INTERNET FRAGMENTATION REPORT

WHEREAS:

On February 15, 2006, Cisco Systems, Yahoo, Google and Microsoft testified before the Committee on International Relations of the U.S. House of Representatives about alleged complicity in human rights violations in China;

Mark Chandler, General Counsel of Cisco Systems, testified that:

“Some countries have chosen to restrict or limit access to information on the Internet based on political considerations…. While many have commented on the activities of the Chinese government in this regard, the issue is, in fact, global. Some Middle Eastern countries block sites critical of their leadership.”

“Efforts are underway… to balkanize the Internet. Policies which promote that—even inadvertently—will undermine rather than support the many projects which help users evade censorship and will exacerbate rather than solve the problems we are discussing today.”

“The liberating power of the Internet depends on its existence as one global Internet. …Any policies in this area should, we believe, proceed from the realization that its very global nature provides a unique tool for the dissemination of ideas and cultivation of freedoms. We should do nothing to disturb its promise.”

Cisco sells its products, including Internet and surveillance technology, primarily through resellers, to government agencies and state-owned entities throughout the world. The U.S. State Department and others have documented how various governments, including several governments with which our Company does business, monitor, censor and jail Internet users, through manipulation of Internet technology.

Mr. Chandler testified that the key to the growth of the Internet “has been the standardization of one global network. This has been and remains the core of Cisco’s mission.”

In October 1998, Cisco announced it was selected as a key supplier for building China’s nation-wide IP backbone. China’s network has been called “the Great Firewall of China”, and has become synonymous with the censored, closed network which, according to Mr. Chandler, threatens the realization of Cisco’s core mission.

The US State Department has also documented concerted efforts to thwart the development of one global Internet in Saudi Arabia, where Cisco recently announced a five year investment of over $265 Million and has over 150 Cisco Partners.

Legislation was introduced in the House prohibiting, “business from cooperating with officials of Internet-restricting countries in effecting the political censorship of on-line content.” The proposed legislation currently provides for both fines and jail time (The Global Online Freedom Act of 2006 (H.R. 4780)).

RESOLVED:

Shareholders request the Board to publish a report to shareholders within six months, at reasonable expense and omitting proprietary information, providing a summarized listing and assessment of concrete steps the company could reasonably take to reduce the likelihood that its business practices might enable or encourage the violation of human rights, including freedom of expression and privacy, or otherwise encourage or enable fragmentation of the Internet.

Supporting Statement

The requested study should include a company-wide review of company policies, practices and indicators related to the impact of the company’s activities on fundamental human rights and the development of a fragmented Internet.

Cisco’s Statement in Opposition to Proposal No. 8

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

Cisco’s products are helping to drive the greatest global expansion of information availability and individual expression in the history of the planet. Our business practices are designed to and strive to promote, among other things, freedom of expression, privacy and other fundamental personal freedoms. Our codes of conduct, employee policies and guidelines reflect this design and incorporate a variety of laws and ethical principles including those pertaining to personal freedoms. Our products have been instrumental in the evolution of the Internet into the medium it is today, providing access, expression and community across the globe. We share the proponents’ desire to promote human rights, including freedom of expression, access and community, and are continually evaluating and addressing these issues within our business practices and the communities in which we operate. We are committed to evolving and enhancing these practices. We also have a strict requirement of compliance with U.S. Government policies, designed in part to reflect human rights concerns, regarding the export and use of our products. Therefore, we believe that the preparation of the report requested by this proposal is unnecessary in light of our current efforts and established policies and practices relating to human rights.

Our management invests significant time and resources to ensure that our activities and policies promote and are consistent with our goals and initiatives regarding the improvement of human rights. Our sustainable business practices team in partnership with functional Cisco business leaders endeavors to continuously improve our Corporate Social Responsibility (CSR) programs. In particular, the sustainable business practices team engages with our global stakeholders to identify emerging issues and then evaluates our CSR performance by assessing our social, ethical and environmental practices and policies. Together with the appropriate Cisco business leaders, we drive change, where necessary, to enhance the performance of our core business operations. Information about stakeholder engagement and Cisco’s CSR governance can be found on our Corporate Social Responsibility website at www.cisco.com, by clicking on “About Cisco,” then on “Corporate Social Responsibility,” and then on “Sustainable Business Practices.” Also, we maintain a specific corporate policy on human rights and other codes and policies addressing human rights, all of which are publicly available through or described on our Corporate Social Responsibility website.

In 2005, we issued our first annual Corporate Citizenship Report, which addresses our performance in areas including human rights generally, our progress towards the principles of the United Nations Global Compact, employee welfare, diversity, training and development, supplier diversity and ethics, environmental impact of product design and lifecycle and our facilities and operations, and our social investments across the world. We plan to publish our third annual Corporate Citizenship Report in the fall of 2007, and we intend to issue regular updates thereafter which are expected to provide updated comparative data of our objectives, goals, targets and measures. We believe the preparation and issuance of this report, together with future updates, addresses the intent of the proponents’ proposal.

As described above, we have implemented policies and practices relating to human rights which are publicly available to shareholders, and are continually in the process of further developing and implementing such measures. Our Corporate Citizenship Report coupled with our existing, and continually evolving, policies and practices relating to human rights effectively address the request contained in this proposal. Additionally, we believe our business practices support the benefits of Internet access to information on a global basis in ways that would not otherwise be possible. We believe that the preparation of an additional report as requested by the proponents is unnecessary, and we believe that the interests of our shareholders will best be served if we continue to focus our efforts on further developing and implementing our human rights policies and practices and on providing Internet access globally.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 8.

OWNERSHIP OF SECURITIES

The following table sets forth information known to Cisco with respect to beneficial ownership of Cisco common stock as of July 28, 2007 for (i) each director and nominee, (ii) each holder of 5.0% or greater of Cisco common stock, (iii) Cisco’s Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) named in the table entitled “Summary Compensation Table—Fiscal 2007” below (the “named executive officers”) and (iv) all executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to Cisco’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person or group as of July 28, 2007 includes shares of common stock that such person or group had the right to acquire on or within 60 days after July 28, 2007, including, but not limited to, upon the exercise of options or the vesting of restricted stock units. References to options in the footnotes of the table below include only options to purchase shares that were exercisable on or within 60 days after July 28, 2007 and references to restricted stock units in the footnotes of the table below include only restricted stock units that would vest and settle on or within 60 days after July 28, 2007. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 6,100,297,000 shares of common stock outstanding on July 28, 2007 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after July 28, 2007.

Name	Number of Shares Beneficially Owned	Percent Owned
Barclays Global Investors, NA, et al (1)	305,495,282	5.0
Carol A. Bartz (2)	253,872	*
M. Michele Burns (3)	112,704	*
Michael D. Capellas (4)	71,409	*
Larry R. Carter (5)	3,487,050	*
John T. Chambers (6)	26,652,300	*
Charles H. Giancarlo (7)	5,221,011	*
Brian L. Halla (8)	58,489	*
Dr. John L. Hennessy (9)	130,022	*
Richard J. Justice (10)	2,187,301	*
Richard M. Kovacevich (11)	115,629	*
Roderick C. McGeary (12)	120,000	*
Randy Pond (13)	3,283,990	*
Dennis D. Powell (14)	1,022,941	*
Michael K. Powell (15)	50,000	*
Steven M. West (16)	157,189	*
Jerry Yang (17)	179,596	*
All executive officers and directors as a group (20 Persons)(18)	48,684,820	*

*	Less than one percent.

(1)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007 by Barclays Global Investors, NA and certain related entities, reporting sole power to vote or direct the vote over 266,602,312 shares and sole power to dispose or direct the disposition of 305,495,282 shares. The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, CA 94105.

(2)	Includes 96,244 shares held by the Carol Ann Bartz (Living) Trust, 2,628 shares held by Ms. Bartz’s spouse and options to purchase 150,000 shares.

(3)	Includes options to purchase 105,000 shares.

(4)	Includes options to purchase 65,000 shares.

(5)	Includes 2,588 shares held by the Carter Revocable Trust dated October 18, 1994 and options to purchase 3,449,333 shares. Mr. Carter holds one share in a Cisco subsidiary to meet local statutory shareholder requirements.

(6)	Includes 680,309 shares held in grantor retained annuity trusts and options to purchase 22,931,667 shares.

(7)	Includes 664,330 shares held in the Giancarlo Family Trust, 800 shares held in trust for the benefit of each of Mr. Giancarlo’s two daughters, options to purchase 4,524,999 shares and 20,000 shares subject to restricted stock units.

(8)	Includes options to purchase 50,000 shares.

(9)	Includes 5,022 shares held in the Hennessy 1993 Revocable Trust, and options to purchase 120,000 shares.

(10)	Includes 9,460 shares held by the 1990 Justice Family Trust, options to purchase 2,147,917 shares and 20,000 shares subject to restricted stock units. Mr. Justice holds one share in a Cisco subsidiary to meet local statutory shareholder requirements.

(11)	Includes 21,215 shares held in the Richard & Mary Jo Kovacevich 2001 Trust, 49 shares held by Mr. Kovacevich’s spouse, and options to purchase 85,000 shares.

(12)	Includes options to purchase 85,000 shares.

(13)	Includes 36,484 shares held by the Randall & Cynthia Pond Revocable Living Trust, 7,500 shares held by the Pond Family Foundation, 48,984 shares pledged as security, options to purchase 3,197,250 shares and 20,000 shares subject to restricted stock units.

(14)	Includes options to purchase 990,749 shares and 20,000 shares. Mr. Powell holds one share in a Cisco subsidiary to meet local statutory shareholder requirements.

(15)	Represents options to purchase 50,000 shares.

(16)	Represents 1,789 shares held by the West-Karam Family Trust, 400 shares held by Mr. West’s spouse and options to purchase 150,000 shares.

(17)	Represents 34,993 shares held in the Jerry Yang 1996 Charitable Remainder Trust, 4,603 shares held in the Jerry Yang 1996 Revocable Trust and options to purchase 135,000 shares.

(18)	Includes options to purchase 43,431,199 shares and 147,000 shares subject to restricted stock units. Three Cisco executive officers each hold one share in a Cisco subsidiary to meet local statutory shareholder requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Cisco’s executive officers, directors and persons who own more than 10% of Cisco’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide Cisco with copies of all Section 16(a) forms that they file. Based solely on Cisco’s review of these forms and written representations from the executive officers and directors, Cisco believes that all Section 16(a) filing requirements were met during fiscal 2007. A late report was filed on behalf of Roderick C. McGeary relating to two fiscal 2006 transactions, each involving 324 shares. This report was promptly filed upon discovery that a report covering such transactions was not filed on time.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This discussion describes Cisco’s compensation program for the five named executive officers, namely, Cisco’s Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) in fiscal 2007.

Compensation Philosophy and Objectives

Cisco’s executive compensation program is overseen by Cisco’s Compensation Committee, the basic responsibility of which is to review the performance and development of Cisco’s management in achieving corporate goals and objectives and to assure that Cisco’s executive officers are compensated effectively in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles and shareholder interests. Cisco operates in the extremely competitive and rapidly changing information technology industry. The Compensation Committee believes that the compensation programs for Cisco’s named executive officers should be designed to attract, motivate and retain talented executives responsible for the success of Cisco and should be determined within a framework that rewards performance. Within this overall philosophy, the Compensation Committee’s objectives are to:

•	Offer a total compensation program that is flexible and takes into consideration the compensation practices of a group of specifically identified peer companies (the “Peer Group”).

•	Provide annual variable cash incentive awards that take into account Cisco’s satisfaction of designated financial and non-financial objectives.

•	Align the financial interests of executive officers with those of shareholders by providing appropriate long-term, equity-based incentives, retention awards and stock ownership guidelines.

The core of Cisco’s executive compensation policy is to pay for performance. The percentage of each named executive officer’s total compensation that is performance-based is targeted to exceed 90%. In addition, no named executive officer has an employment agreement with guaranteed bonuses, perquisites, a special pension arrangement, above-market interest on deferred compensation, severance or change in control arrangements, although Cisco has arrangements that provide for acceleration of vesting of equity awards in the case of death or terminal illness of the named executive officer or if Cisco is acquired under certain limited circumstances. See “Potential Payments Upon Termination or Change in Control” below.

Compensation Process

In its process for deciding how to compensate Cisco’s named executive officers, the Compensation Committee considers the competitive market data provided by its independent compensation consultant and Cisco’s human resources staff. For fiscal 2007, the Compensation Committee engaged its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FWC”), to provide advice and recommendations on competitive market practices and specific compensation decisions. For purposes of evaluating competitive practices, the Compensation Committee, with assistance from FWC, identified criteria to select a list of 26 companies which comprise the Peer Group. The Peer Group consists of major information technology companies with related Global Industrial Classification System (GICS) codes, market capitalizations greater than $25 billion and revenues greater than $5 billion, and general industry peer companies with market capitalizations of greater than $100 billion that have similar pay models and practices. The Peer Group is as follows:

ADP	General Electric	Pepsico
Altria	Google	Pfizer
Apple	Hewlett-Packard	Procter & Gamble
Applied Materials	IBM	Qualcomm
AT&T	Intel	Texas Instruments
Coca-Cola	Johnson & Johnson	Verizon
Dell	Microsoft	Wal-Mart
eBay	Motorola	Yahoo!
EMC	Oracle

The positions of Cisco’s Chief Executive Officer and the other named executive officers were compared with those of their counterparts in the Peer Group, and the market compensation levels for comparable positions were examined to help determine base salaries, annual cash incentives, total cash compensation, long-term incentive grant values and total compensation. In making its annual compensation decisions for named executive officers, the Compensation Committee considers the value of each item of compensation that the executives are eligible for, both separately and in the aggregate, and on both an ongoing basis as an active employee and following termination of employment. For example, the Compensation Committee takes into account existing accumulations of vested and unvested equity in making stock option and restricted stock/unit grant decisions and, as discussed below, takes into account the Chief Executive Officer’s prior equity compensation accumulations in establishing his long-term incentive compensation targets.

The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the Chief Executive Officer and the Human Resources Department present compensation and benefit proposals to the Compensation Committee. FWC works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent. To date, FWC has not undertaken any projects for management.

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to Cisco and to its executives. However, tax consequences, including tax deductibility by Cisco, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the Compensation Committee or Cisco. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility. In fact,

Cisco is currently requesting shareholders to approve two proposals that are intended to preserve full deductibility of cash bonuses and income from the vesting of restricted stock units. The Compensation Committee considers the accounting consequences to Cisco of different compensation decisions and the impact on shareholder dilution; however, neither of these factors by themselves will compel a particular compensation decision.

Compensation Components

Historically, Cisco has implemented the typical Silicon Valley pay model of providing total compensation consisting of base salaries, annual cash bonuses and annual stock options to its named executive officers. Under this pay model, cash compensation is low relative to annual stock option awards. As noted above, the Compensation Committee retained FWC to provide, among other things, its recommendations on competitive Peer Group pay practices. FWC conducted a study of Peer Group pay practices to develop its recommendations, and concluded that base salaries and target bonuses for the named executive officers were below the 50th percentile of the Peer Group. Through this study, FWC also determined that fiscal 2007 long-term, equity-based incentive grant values for named executive officers were at the 50th percentile of the Peer Group on average, but well below the targeted 75th percentile. The three material elements of Cisco’s executive officer compensation continue to be: (i) base salary, (ii) variable cash incentive awards and (iii) long-term, equity-based incentive awards. As reflected in the “Summary Compensation Table—Fiscal 2007” below, for fiscal 2007 over 90% of actual total compensation paid to each named executive officer was performance-based, reflecting Cisco’s core compensation philosophy to pay for performance.

Based on the FWC study, and as described in greater detail below, for named executive officers other than the Chief Executive Officer, the Compensation Committee decided that for retention purposes it would provide competitive cash compensation and set base salaries and target overall annual cash compensation with reference to the 50th percentile of the Peer Group. Long-term, equity-based incentive awards would continue to be targeted at the 75th percentile of the Peer Group and overall total target compensation at the 65th percentile of the Peer Group to promote achievement of strategic objectives. This philosophy reflects the Compensation Committee’s commitment that the majority of the named executive officers’ compensation continue to be based on long-term incentives and an increase in shareholder value but that for retention purposes and to achieve internal equity, target overall annual cash compensation would be set at the 50th percentile of the competitive market. The compensation philosophy for Cisco’s Chief Executive Officer is to set his base salary, bonus targets and long-term equity-based incentive award targets with reference to and below the 50th percentile of the Peer Group. This reflects the Compensation Committee’s recognition of the Chief Executive Officer’s historical equity compensation gain accumulations (realized and unrealized).

Base Salary.    Annual base salaries for the named executive officers have traditionally been set in the context of providing appropriate performance-based total compensation. FWC conducted a study for the Compensation Committee in 2007 which concluded that base salaries have significantly trailed median competitive practice for the Peer Group. Based on the study, adjustments have been made to the annual base salaries of the named executive officers other than the Chief Executive Officer for fiscal 2008 to more closely align them with market medians of the Peer Group. Effective July 27, 2007, the annual base salaries for the named executive officers were increased as follows: Dennis D. Powell from $425,000 to $575,000; Richard J. Justice from $450,000 to $750,000; Charles H. Giancarlo from $450,000 to $750,000; and Randy Pond from $450,000 to $575,000. These adjustments allow for continued emphasis on pay for performance with better external competitive alignment and internal equity in relation to other Cisco executives. The Chief Executive Officer will continue to have an annual base salary that is significantly below the 50th percentile of the Peer Group in fiscal 2008, however, his total cash compensation is targeted at the 50th percentile of the Peer Group. This results in the Chief Executive Officer having a greater percentage of his total cash compensation at risk than the other named executive officers.

Variable Cash Incentive Awards.    The Compensation Committee believes that the primary portion of the annual cash compensation of each named executive officer should be in the form of variable cash incentive pay, while the pay philosophy is to target annual cash compensation at the 50th percentile of the Peer Group. Annual cash incentives are paid to reward achievement of critical short-term operating, financial, strategic and individual measures and goals that will contribute to shareholder value creation over time.

The annual cash incentive awards for named executive officers, other than the Chief Executive Officer whose annual cash incentive award is described in the subsequent section entitled “CEO Compensation,” for fiscal 2007 were determined under Cisco’s 2007 Professional and Leadership Incentive Plan (the “PLI Plan”) with reference to Cisco’s achievement of established financial performance goals, customer satisfaction criteria and the executive’s individual contribution. The Compensation Committee established the financial performance goals so that they are consistent with the goals that are in Cisco’s fiscal 2007 business plan established by the Board of Directors. The cash awards under the PLI Plan are calculated by multiplying annual base salary at fiscal year-end by the individual’s target award percentage multiplied by a financial performance factor, a customer satisfaction factor and an individual performance factor. The financial performance factor ranges from 0.0 to 2.0, the customer satisfaction factor ranges from 0.0 to 1.14 and the individual performance factor ranges from 0.0 to 2.0, with the target for each of the factors being 1.0. For fiscal 2007, a target award was established for each participating named executive officer and such target award was set at 60% of the executive officer’s annual base salary. As noted above, FWC conducted a study for the Compensation Committee in June 2007 which was also used to review the fiscal 2007 target awards for the named executive officers other than the Chief Executive Officer. The study concluded that 2007 target awards of 60% were significantly below the 50th percentile of the Peer Group. Based on this study and for retention and internal equity purposes, the Compensation Committee exercised its discretion under the PLI Plan to increase target awards percentages from 60% to 125% to achieve the 50th percentile target annual cash compensation philosophy overall. This means that annual cash incentive awards for the named executive officers, other than the Chief Executive Officer, which were set with reference to the median for comparable positions of the Peer Group, are 125% of base salaries. The maximum awards could be 570% of base salaries assuming maximum financial performance, customer satisfaction and individual performance factors.

Actual awards, calculated as described in the preceding paragraph, are based on the extent to which Cisco achieves its financial performance goals, the level of customer satisfaction and an assessment of each executive’s individual contribution. In fiscal 2007, based on customer responses to a survey with questions relating to customer satisfaction, the Compensation Committee determined that Cisco exceeded its customer satisfaction goal resulting in a multiplier of 1.14. The Compensation Committee also determined that Cisco exceeded its financial performance goals, with worldwide revenue for Cisco (excluding the effects of Cisco’s acquisitions of Scientific-Atlanta, Inc., WebEx Communications, Inc. and IronPort Systems, Inc.) increasing 16.7% over fiscal 2006 from $27.495 billion to $32.080 billion, and profit before interest and taxes up 14.8% year over year from $8.590 billion to $9.865 billion, resulting in a multiplier of 1.09. Profit before interest and taxes was Cisco’s GAAP operating income excluding the following: in-process research and development, payroll tax on stock option exercises, employee share-based compensation expense, compensation expense related to acquisitions and investments, amortization of purchased intangible assets, impact to cost of sales from purchase accounting adjustments to inventory, certain property or real estate gains or losses, and the effects of Cisco’s acquisitions of Scientific-Atlanta, Inc., WebEx Communications, Inc. and IronPort Systems, Inc. For fiscal 2007, the worldwide revenue target was $30.475 billion and actual results were $32.080 billion, and the profit before interest and taxes target was $9.069 billion and actual results were $9.865 billion. If actual results had equaled the targets, the financial performance multiplier would have been 1.0. The awards paid reflect actual results achieved along with the recognition of individual contributions which vary for each named executive officer as noted in the table below. Each named executive officer was evaluated and scored by the Chief Executive Officer based on performance categories including contribution to successful achievement of fiscal 2007 Cisco revenue and operating income growth, customer growth, leadership at Cisco and in his/her area of responsibility, strategic planning and implementation and innovation. The Chief Executive Officer’s individual performance evaluations of the named executive officers are presented to the Compensation Committee for review and approval. Based on the strong performance of each of the named executive officers in fiscal 2007, the Compensation Committee approved the Chief Executive Officer’s above-target recommendations set forth below. Bonus payments for fiscal 2007 pursuant to the PLI Plan to the named executive officers were made as follows:

Named Executive Officer	Base Salary	Target Award Percentage	Financial Performance Factor	Customer Satisfaction Factor	Individual Performance Factor	PLI Plan Payment
Powell, Dennis D.	$575,000	125%	1.09	1.14	1.8	$1,607,614
Justice, Richard J.	$750,000	125%	1.09	1.14	2.0	$2,329,875
Giancarlo, Charles H.	$750,000	125%	1.09	1.14	1.7	$1,980,394
Pond, Randy	$575,000	125%	1.09	1.14	1.8	$1,607,614

These amounts are generally at or above the 75th percentile of amounts paid for comparable positions in the Peer Group in the most recent fiscal year and represent a range of approximately 264% to 311% of each recipient’s annual base salary.

For fiscal 2008, Cisco has adopted a separate performance cash bonus plan, in lieu of the PLI Plan, with performance conditions intended to comply with Code Section 162(m). This plan, the EIP, is subject to shareholder approval (see Proposal No. 3 on page 27 hereof) with respect to current and future covered employees under Code Section 162(m) and executive officers. For fiscal 2008, worldwide revenue and operating income (previously referred to as profit before interest and taxes) will continue to be the performance factors in the EIP. Worldwide revenue and operating income are both based on Cisco’s GAAP financials excluding the effects of certain objectively verifiable factors, each as determinable in accordance with GAAP, as described below.

Worldwide revenue will be Cisco’s GAAP worldwide revenue excluding the effects of business combinations subject to a preestablished threshold. Operating income will be Cisco’s GAAP operating income excluding the following: in-process research and development; payroll tax on stock option exercises; employee share-based compensation expense; compensation expense related to acquisitions and investments; amortization of purchased intangible assets; impact to cost of sales from purchase accounting adjustments to inventory; and each of the following subject to preestablished thresholds: the effects of business combinations; depreciation and amortization with respect to asset purchases; losses due to individual impairments or loss contingencies; and direct losses on Cisco’s tangible assets from natural catastrophes, war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation or seizure. In addition, the Compensation Committee retains negative discretion to reduce bonuses under the EIP based on individual performance, customer satisfaction and other factors.

Pursuant to the EIP, a target award has been established for each participating named executive officer at 125% of the executive officer’s annual base salary, resulting in a maximum award of 560% of the executive officer’s annual base salary assuming maximum levels for the other performance factors. See the New Plan Benefits section of Proposal No. 3 on page 30 of this Proxy Statement, which provides summary information concerning dollar amounts of cash benefits that would have hypothetically been payable if the EIP had been in effect in fiscal 2007. While it is difficult to predict Cisco’s future financial performance, over the past six years Cisco has satisfied the financial performance conditions necessary to pay bonuses at or above target levels and has exceeded its customer satisfaction goals. Because the Compensation Committee has taken a similar approach to establishing financial performance conditions and customer satisfaction goals for fiscal 2008 as it has in the past, it is probable that the fiscal 2008 targets will be achieved. Whether or not Cisco achieves it fiscal 2008 targets is only a prediction and is subject to risks, uncertainties and assumptions that are difficult to predict, including those identified under “Item 1A. Risk Factors,” in Cisco’s Annual Report on Form 10-K for its 2007 fiscal year. Actual results could differ materially and Cisco encourages you to review the risk factors contained in Cisco’s Annual Report on Form 10-K for its 2007 fiscal year.

Long-Term, Equity-Based Incentive Awards.    Long-term incentives are the central element of Cisco’s market based executive compensation program. Cisco continues to rely primarily on stock options as its long-term incentive vehicle of choice, and grants stock options to a large employee population to better align the interest of employees with those of shareholders. Over 80% of all equity awards in fiscal 2007 were granted to employees below the vice president level. Because of business strategy considerations and market compensation trends, the Compensation Committee is analyzing grant practices both with respect to the mix of stock options and use of restricted stock/units with different types of performance measures for determining award levels and vesting. In fiscal 2007, the Compensation Committee for the first time granted restricted stock units to its named executive officers, with five year vesting schedules. These grants are desirable for retention purposes and create company ownership since they are full value awards that have value to the holder even if the stock price does not appreciate.

Consistent with Cisco’s goal to pay for performance, the majority of named executive officers’ total compensation comes from the grant of long-term incentives. Because of the moderate cash compensation targets for named executive officers and Cisco’s shareholder returns relative to the Peer Group, Cisco’s philosophy is to target long-term incentive awards with reference to the 75th percentile of the Peer Group for named executive officers, other than the Chief Executive Officer, which results in target total compensation at the 65th percentile. The Compensation Committee believes that this is appropriate by the at-risk nature of the annual and long-term incentive structures, moderate cash compensation targets, Cisco’s performance relative to its Peer Group and the fact that none of Cisco’s named executive officers have employment agreements, guaranteed bonuses, supplemental executive retirement plans, perquisites (which are provided to executive officers on overseas assignments) or cash severance arrangements.

The Compensation Committee annually grants long-term, equity-based incentive awards to executive officers after the close of the fiscal year and the review and evaluation of each executive officer’s performance. The Compensation Committee’s policy is to only grants equity awards during open trading windows and to establish grant dates in advance, generally establishing those dates at the beginning of each fiscal year. The goal of Cisco’s long-term, equity-based incentive awards is to align the interests of named executive officers with shareholders and to provide each named executive officer with an incentive to manage Cisco from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the magnitude of the long-term, equity-based incentives according to each named executive officer’s position within Cisco and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing shareholder value. In addition, the Compensation Committee takes into account an individual’s performance history, his or her potential for future responsibility and promotion, the value of prior equity grants and competitive total compensation targets for the individual’s position and level of contribution. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion. Finally, to further align the interests of executive officers and non-employee directors, and shareholders, the Board of Directors has established stock ownership guidelines. Each executive officer and non-employee director is required to own shares of Cisco common stock and has a year from the date of appointment as an executive officer or director to acquire shares. Currently, each executive officer and non-employee director is compliant with the established stock ownership guidelines.

During fiscal 2007, the Compensation Committee made option grants to Cisco’s named executive officers under Cisco’s 2005 Stock Incentive Plan. Each grant allows the executive officer to acquire shares of Cisco’s common stock at the closing selling price of Cisco’s common stock on the grant date. The option grants will provide a return only if Cisco’s share price appreciates over the option term. During fiscal 2007, in addition to option grants, the Compensation Committee granted restricted stock units to the named executive officers. These restricted stock unit grants were part of a program designed to retain key executives and top performers. Long-term incentives granted to named executive officers in fiscal 2007 were reasonable and appropriate in light of Cisco’s shareholder returns relative to the Peer Group. We refer you to the table entitled “Grants of Plan-Based Awards—Fiscal 2007” on page 56 of this Proxy Statement for additional information regarding equity awards to Cisco’s named executive officers in fiscal 2007.

In September 2007, the Compensation Committee made its fiscal 2008 annual awards to Cisco’s named executive officers under Cisco’s 2005 Stock Incentive Plan. Grants of stock options, and the right to receive future grants of restricted stock units based on Cisco’s financial performance in fiscal 2008, were made to the named executive officers as follows: Mr. Justice, 570,000 stock options and a target of 126,666 future restricted stock units; Mr. Giancarlo, 570,000 stock options and a target of 126,666 future restricted stock units; and Mr. Pond, 480,000 stock options and a target of 106,666 future restricted stock units. No awards were granted to Mr. Powell in fiscal 2008 in light of his pending retirement. The Compensation Committee’s philosophy for these grants is that 60% of the total grants be in stock options, which have value only if Cisco’s share price increases over the option term and the remaining 40% consists of the right to receive future performance-based restricted stock units, which have retention value if Cisco achieves its financial performance goals because of a four-year vesting schedule thereafter. The Compensation Committee determined to structure the equity awards so that a significant portion of these awards have retention value if performance goals are achieved. The Compensation Committee selected future performance-based restricted stock units because these amounts increase the named executive officer’s equity interest in Cisco which is in direct alignment with shareholder interests. The amounts of these awards were determined based on the 75th percentile of the Peer Group. The grant of the right to receive future restricted stock units is based on a conversion ratio that one restricted stock unit is equivalent to three stock options. The Compensation Committee believes this conversion ratio is appropriate in light of the Compensation Committee’s targeting the 75th percentile of the Peer Group. Operating income (excluding the same factors as described above for the variable cash incentive awards) is the performance factor for the right to receive the restricted stock units, which like the variable cash incentive award factors discussed above, aligns with Cisco’s financial growth strategy. Depending on Cisco’s annual operating income growth in fiscal 2008 and assuming shareholders approve the amendment and extension of the Stock Incentive Plan (see Proposal No. 2 in this Proxy Statement), 0% to 120% of the restricted stock units will actually be granted. Based on Cisco’s financial performance in prior years, the Compensation Committee believes that there is an 80% to 95% chance that at least 50% of the restricted stock units will be granted, a 50% to 60% chance that at least 100% of the restricted stock units (the target number of shares described above) will be granted and a 15% to 25% chance that 120% of the restricted stock units will be granted.

Each right to receive future grants of restricted stock units described in the preceding paragraph granted in September 2007 and each outstanding award under Cisco’s 2005 Stock Incentive Plan (and 1996 Stock Incentive Plan) that is subject to vesting provisions will vest in full (at target with respect to the right to receive future grants) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. Cisco believes that “single trigger” equity vesting is appropriate under the circumstances described above to ensure that employees are not deprived of their equity when Cisco may not be able to arrange for appropriate vesting continuation terms and conditions. Cisco does not provide for any excise tax “gross-up” arrangements for its named executive officers, nor does it provide employment agreements with cash severance provisions. We refer you to the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement for additional information regarding outstanding awards granted to the named executive officers.

Cisco’s variable cash incentive and long-term, equity-based incentive award plans generally provide for forfeiture if a named executive officer participates in activities detrimental to Cisco or is terminated for misconduct. Additionally, consistent with statutory requirements, including the Sarbanes-Oxley Act of 2002, and the principles of responsible oversight, and depending upon the specific facts and circumstances of each situation, the Compensation Committee would review performance-based compensation where a restatement of financial results for a prior performance period could affect the factors determining payment of an incentive award.

Group Benefits/Perquisites.    Cisco’s named executive officers do not receive any special benefits like payment of club memberships, financial planning, executive dining rooms or special transportation rights. Cisco does not own an airplane nor does it provide aircraft to named executive officers for business or personal reasons. With the exception of their right to participate along with other enumerated employees in the nonqualified deferred compensation plan described below, there are no special employee benefit plans for the named executive officers. Cisco’s named executive officers are eligible to participate in the same employee benefit plans and on the same basis as all other Cisco employees.

Deferred Compensation Plan.    In March 2007, the Board approved a new nonqualified deferred compensation plan, the Cisco Systems, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which was effective June 25, 2007. The adoption of the Deferred Compensation Plan by the Board resulted from a review of the prevalence of similar deferred compensation plans operated by Cisco’s Peer Group and a recommendation from the Compensation Committee that the Deferred Compensation Plan should be adopted. The Deferred Compensation Plan is available to all employees with a title of director or above, including the executive officers. A primary rationale for adopting the plan was to provide an opportunity for individual retirement savings on a tax- and cost-effective basis, recognizing that Cisco does not sponsor a pension plan on behalf of the named executive officers or other employees covered by the plan. It was also decided that Cisco would begin making matching contributions in fiscal 2008 as described in the footnote to the “Nonqualified Deferred Compensation—Fiscal 2007” table below, based on this same rationale. The Deferred Compensation Plan administrator is Cisco’s 401(k) Plan Administration Committee.

CEO Compensation.    During most of fiscal 2007, Mr. Chambers’ base salary was $350,000 and it was increased to $375,000 effective July 27, 2007. The Compensation Committee targeted Mr. Chambers’ base salary at less than the 50th percentile of base salaries paid to the chief executive officers of the Peer Group in consideration of Mr. Chambers’ request that a greater percentage of his total cash compensation be at risk and tied to Cisco performance. The Chief Executive Officer will continue to have an annual base salary that is significantly below the 50th percentile of the Peer Group in fiscal 2008; however, his total cash compensation is targeted at the 50th percentile of the Peer Group.

For fiscal 2007, Mr. Chambers’ annual bonus of $3,500,000 was determined in the Compensation Committee’s sole discretion. The Compensation Committee considers this amount of annual bonus, which is above the 50th percentile of actual bonuses paid for the comparable position in the Peer Group, to be appropriate given Cisco’s record financial results in fiscal 2007 and Mr. Chambers’ performance and leadership in achieving these results. The fiscal 2007 bonus together with the fiscal 2007 base salary puts Mr. Chambers’ total cash compensation slightly below the 50th percentile of actual total cash compensation paid for the comparable position in the Peer Group. For fiscal 2008, Mr. Chambers will participate in Cisco’s new Executive Incentive Plan, subject to shareholder approval, and his target bonus percentage will be 185% of the market median of chief executive officers’ base salary of the Peer Group (which median is $1,121,000) rather than based on his current annual base salary of $375,000. Mr. Chambers’ target bonus was established by the Compensation Committee with reference to the 50th percentile of the Peer Group.

During fiscal 2007, as part of the on-going companywide grant, the Compensation Committee granted Mr. Chambers an option to purchase up to 1,300,000 shares of Cisco common stock at an exercise price of $23.01 per share. The Compensation Committee considered Mr. Chambers’ request that his grant amount be the same as the prior fiscal year. The Compensation Committee concluded that this option grant was appropriate given Mr. Chambers’ equity compensation gain accumulations over time in relation to Cisco’s corresponding growth in value under his leadership, Cisco’s financial results for fiscal 2006, and the resulting total compensation value which remains well below the 50th percentile of the Peer Group. The exercise price represented the closing selling price per share of Cisco’s common stock on the NASDAQ Global Select Market on the grant date. The option grant places a significant portion of Mr. Chambers’ total compensation at risk, since the option grant delivers a return only if Cisco’s share price appreciates over the option’s exercisable term.

We refer you to the table entitled “Grants of Plan-Based Awards—Fiscal 2007” on page 56 of this Proxy Statement for additional information regarding this option grant to Mr. Chambers and to the “Potential Payments

Upon Termination or Change in Control” section of this Proxy Statement for additional information regarding this option grant to Mr. Chambers and all other outstanding options previously granted to Mr. Chambers.

In September 2007, the Compensation Committee also made an annual stock option grant to Mr. Chambers to purchase up to 900,000 shares of Common Stock, and the right to receive a target of 200,000 future restricted stock units based on Cisco’s financial performance in fiscal 2008. The option and restricted stock units have the same vesting and other conditions as awards granted to the other named executive officers. Based on Cisco’s record financial performance and outstanding shareholder return in fiscal 2007, the Compensation Committee granted Mr. Chambers’ awards at the 50th percentile level of equity grants provided to chief executive officers of the Peer Group. A portion of Mr. Chambers’ award was structured as a right to receive future performance-based restricted stock units for retention and internal equity reasons.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation and Management Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with Cisco’s management. Based on that review and those discussions, the Compensation and Management Development Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into Cisco’s Annual Report on Form 10-K for its 2007 fiscal year.

Submitted by the Compensation and Management Development Committee

Roderick C. McGeary, Chairperson

Michael D. Capellas

Jerry Yang

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the 2007 fiscal year were: Carol A. Bartz (former Chairperson) through November 2006; James C. Morgan through November 2006; Roderick C. McGeary (current Chairperson) beginning November 2006; Michael D. Capellas for all of fiscal 2007; and Jerry Yang for all of fiscal 2007. No member of this committee was at any time during the 2007 fiscal year or at any other time an officer or employee of Cisco, and no member of this committee had any relationship with Cisco requiring disclosure under Item 404 of Regulation S-K. No executive officer of Cisco has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during the 2007 fiscal year.

Summary of Compensation

The following table sets forth the compensation earned by the Named Executive Officers for services rendered in all capacities to Cisco and its subsidiaries for the last fiscal year. No executive officer who would have otherwise been includable in such table on the basis of total compensation earned for Cisco’s 2007 fiscal year has been excluded by reason of his or her termination of employment or change in executive officer status during the fiscal year.

Summary Compensation Table – Fiscal 2007

Name and Principal Position(1)	Fiscal Year	Salary ($) (2)	Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total ($)
John T. Chambers Chairman and Chief Executive Officer	2007	$350,096	$3,500,000	—	$7,126,514	—	$7,677	$10,984,287
Dennis D. Powell Executive Vice President, Chief Financial Officer	2007	$425,577	—	$392,116	$2,018,450	$1,607,614	$9,000	$4,452,757
Richard J. Justice Executive Vice President, Worldwide Operations and Business Development	2007	$451,154	—	$392,116	$2,470,436	$2,329,875	$9,000	$5,652,581
Charles H. Giancarlo Executive Vice President, Chief Development Officer	2007	$451,154	—	$392,116	$2,663,582	$1,980,394	$8,994	$5,496,240
Randy Pond Executive Vice President, Operations, Processes and Systems	2007	$450,481	—	$392,116	$2,217,630	$1,607,614	$10,015	$4,677,856

(1)	On August 6, 2007, Mr. Powell notified Cisco of his decision to retire from his current position, effective around mid-February 2008.

(2)	Effective July 27, 2007, each named executive officer above received an increase in annual base salary to the following amounts: Mr. Chambers, $375,000; Mr. Powell, $575,000; Mr. Justice, $750,000; Mr. Giancarlo, $750,000; and Mr. Pond, $575,000. Mr. Justice and Mr. Pond deferred a portion of their salaries under the Cisco Systems, Inc. Deferred Compensation Plan, which is included in the “Nonqualified Deferred Compensation—Fiscal 2007” table below.

(3)	Represents a discretionary cash bonus awarded to Mr. Chambers for services rendered during fiscal 2007 as further described above in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(4)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended July 28, 2007, in accordance with Financial Accounting Standards Board Statement 123(R), or FAS 123(R), of restricted stock unit awards issued pursuant to the Stock Incentive Plan. For restricted stock unit awards, fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. No stock awards were forfeited by any of our named executive officers during the fiscal year. See the “Grant of Plan-Based Awards—Fiscal 2007” table for information on restricted stock unit awards made in fiscal 2007. These amounts reflect Cisco’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.

(5)

The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended July 28, 2007, in accordance with FAS 123(R) of stock option awards issued pursuant to the Stock Incentive Plan and predecessor stock option plans and thus includes amounts from outstanding stock option awards granted during and prior to fiscal 2007. Assumptions used in the calculation of these amounts are included in the notes to Cisco’s audited consolidated financial statements for the fiscal year ended

July 28, 2007 as included in Cisco’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 18, 2007. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of our named executive officers during the fiscal year. See the “Grant of Plan-Based Awards—Fiscal 2007” table for information on stock option grants made in fiscal 2007. These amounts reflect Cisco’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.

(6)	The amounts reflect the cash awards paid to the named executive officers under the Professional and Leadership Incentive Plan for fiscal 2007 performance as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the “Grants of Plan-Based Awards—Fiscal 2007” table below.

(7)	The amounts represent matching contributions that Cisco made to Cisco’s 401(k) plan during fiscal 2007 on behalf of each named executive officer.

The following table provides information on stock options, restricted stock units and cash-based performance awards granted in fiscal 2007 to each of Cisco’s named executive officers. There can be no assurance that the Grant Date Fair Value of the Stock Option and Stock Unit Awards will ever be realized. The amounts of these awards that were expensed during fiscal 2007 are included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table.

Grants of Plan-Based Awards — Fiscal 2007

	Grant Date	Estimated possible payouts under Non-equity incentive plan awards			Estimated future payouts under Equity incentive plan awards			All other stock awards: number of shares of stock or units (#) (2)(4)	All other option awards: number of securities underlying options (#) (3)(4)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John T. Chambers	9/21/06	—	—	—	—	—	—	—	1,300,000	$23.01	$8,944,000

Dennis D. Powell	(1)	—	$718,750	$3,277,500
	9/21/06	—	—	—	—	—	—	100,000			$2,301,000
	9/21/06	—	—	—	—	—	—		400,000	$23.01	$2,752,000

Richard J. Justice	(1)	—	$937,500	$4,275,000
	9/21/06	—	—	—	—	—	—	100,000			$2,301,000
	9/21/06	—	—	—	—	—	—		400,000	$23.01	$2,752,000

Charles H. Giancarlo	(1)	—	$937,500	$4,275,000
	9/21/06	—	—	—	—	—	—	100,000			$2,301,000
	9/21/06	—	—	—	—	—	—		400,000	$23.01	$2,752,000

Randy Pond	(1)	—	$718,750	$3,277,500
	9/21/06	—	—	—	—	—	—	100,000			$2,301,000
	9/21/06	—	—	—	—	—	—		400,000	$23.01	$2,752,000

(1)	These awards were granted under the Professional and Leadership Incentive Plan for fiscal 2007 and are further described above in the “Compensation Discussion and Analysis” section of this Proxy Statement. The actual payments from these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above. The target and maximum values are calculated by multiplying 125% and 570%, respectively, by the executive’s annual base salary in effect at the end of the 2007 fiscal year. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the Summary Compensation Table above, in determining the awards under the Professional and Leadership Incentive Plan for fiscal 2007, in June 2007, the Compensation Committee exercised its discretion by increasing the target percentage from 60% to 125% which resulted in the maximum percentage increasing from 274% to 570%. The Professional and Leadership Incentive Plan for fiscal 2007 did not contain any threshold value.

(2)	These restricted stock unit awards were granted under the Stock Incentive Plan, vest in 20% increments on each of the first through fifth anniversaries of the date of grant and are settled in shares on the vesting date.

(3)	These stock option awards were granted under the Stock Incentive Plan. The options incrementally vest as to 20% of the shares subject to the options on the first anniversary of grant and thereafter vest in monthly pro-rata increments over the following forty-eight months. The options have a maximum term of nine years subject to earlier termination upon cessation of service to Cisco. The exercise price of each option may be paid in cash or in shares of common stock valued at the closing price on the exercise date or may be paid with the proceeds from a same-day sale of the purchased shares.

(4)

Each of the awards will vest in full and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. In addition, pursuant to a Compensation Committee policy which can be revoked or changed at any time, if the holder of an award dies or becomes terminally ill, his or her award will generally vest in an amount equal to the greater of 100% of the unvested shares subject to the award up to a total value of $10 million, net of aggregate exercise or purchase price, or up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to the award are valued based on the closing price per share of common stock on the date of death or determination of terminal illness.

The following table shows the number of Cisco common shares covered by exercisable and unexercisable stock options and the number of Cisco unvested restricted stock units held by Cisco’s named executive officers as of July 28, 2007.

Outstanding Equity Awards At 2007 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John T. Chambers	5,000,000	—	$26.4219	4/16/2008	(2)
	4,000,000	—	$54.5313	1/24/2009	(5)
	4,000,000	—	$50.3750	11/13/2009	(8)
	2,000,000	—	$18.5700	5/14/2010	(9)
	2,000,000	—	$16.0100	8/21/2010	(10)
	2,000,000	—	$20.5300	1/7/2011	(12)
	1,700,000	300,000	$13.0400	4/10/2012	(18)
	1,600,000	400,000	$18.5100	7/15/2012	(19)
	—	1,500,000	$19.1800	8/23/2013	(22)
	455,000	845,000	$17.8600	9/29/2014	(25)
	—	1,300,000	$23.0100	9/21/2015	(26)

Dennis D. Powell	205,333	—	$28.6094	4/5/2008	(1)
	20,000	—	$56.1563	1/19/2009	(4)
	240,000	—	$54.5313	1/24/2009	(5)
	90,000	—	$50.3750	11/13/2009	(8)
	5,000	—	$20.5300	1/7/2011	(12)
	10,000	—	$16.1500	4/5/2011	(13)
	17,500	—	$15.4200	5/10/2011	(14)
	30,000	—	$14.3800	7/12/2011	(15)
	20,625	6,875	$9.7490	10/10/2011	(16)
	20,625	20,625	$13.0400	4/10/2012	(18)
	60,000	105,000	$19.5900	9/2/2012	(20)
	82,500	229,167	$19.1800	8/23/2013	(23)
	53,333	260,000	$17.8600	9/29/2014	(25)
	—	400,000	$23.0100	9/21/2015	(26)
						100,000	(27)	$2,897,000

Richard J. Justice	640,000	—	$28.6094	4/5/2008	(1)
	700,000	—	$51.9063	1/12/2009	(3)
	200,000	—	$62.7500	5/9/2009	(6)
	400,000	—	$50.3750	11/13/2009	(8)
	4,167	12,500	$9.7490	10/10/2011	(16)
	4,167	37,500	$13.0400	4/10/2012	(18)
	10,000	140,000	$19.5900	9/2/2012	(20)
	23,333	291,667	$19.1800	8/23/2013	(23)
	8,750	341,250	$17.8600	9/29/2014	(25)
	—	400,000	$23.0100	9/21/2015	(26)
						100,000	(27)	$2,897,000

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Charles H. Giancarlo	680,000	—	$28.6094	4/5/2008	(1)
	750,000	—	$51.9063	1/12/2009	(3)
	400,000	—	$50.3750	11/13/2009	(8)
	200,000	—	$18.5700	5/14/2010	(9)
	300,000	—	$16.0100	8/21/2010	(10)
	100,000	—	$17.2600	11/2/2010	(11)
	250,000	—	$20.5300	1/7/2011	(12)
	600,000	—	$16.1500	4/5/2011	(13)
	23,333	8,750	$9.7490	10/10/2011	(16)
	67,500	7,500	$15.2200	1/10/2012	(17)
	23,333	26,250	$13.0400	4/10/2012	(18)
	268,333	81,667	$19.5900	9/2/2012	(20)
	150,000	100,000	$22.3600	7/9/2013	(21)
	320,833	229,167	$19.1800	8/23/2013	(23)
	115,000	185,000	$17.8000	8/12/2014	(24)
	122,500	227,500	$17.8600	9/29/2014	(25)
	—	400,000	$23.0100	9/21/2015	(26)
						100,000	(27)	$2,897,000

Randy Pond	400,000	—	$28.6094	4/5/2008	(1)
	500,000	—	$51.9063	1/12/2009	(3)
	100,000	—	$56.1563	1/19/2009	(4)
	250,000	—	$65.5625	8/4/2009	(7)
	300,000	—	$50.3750	11/13/2009	(8)
	125,000	—	$18.5700	5/14/2010	(9)
	125,000	—	$16.0100	8/21/2010	(10)
	100,000	—	$17.2600	11/2/2010	(11)
	200,000	—	$20.5300	1/7/2011	(12)
	8,500	12,500	$9.74900	10/10/2011	(16)
	10,000	37,500	$13.0400	4/10/2012	(18)
	460,000	140,000	$19.5900	9/2/2012	(20)
	320,833	229,167	$19.1800	8/23/2013	(23)
	148,750	276,250	$17.8600	9/29/2014	(25)
	—	400,000	$23.0100	9/21/2015	(26)
						100,000	(27)	$2,897,000

*	The market value of the restricted stock units that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock at July 28, 2007, which was $28.97.

Vesting Schedule for Outstanding Stock Options and Unvested Stock Units

Note	Grant Dates	Incremental Vesting Dates
(1)	4/5/99	20% on 4/5/00; pro-rata monthly for next 48 months
(2)	4/16/99	20% on 4/16/00; pro-rata monthly for next 48 months
(3)	1/12/00	20% on 1/12/01; pro-rata monthly for next 48 months
(4)	1/19/00	20% on 1/19/01; pro-rata monthly for next 48 months
(5)	1/24/00	20% on 1/24/01; pro-rata monthly for next 48 months
(6)	5/9/00	20% on 5/9/01; pro-rata monthly for next 48 months
(7)	8/4/00	Full vesting on earlier of (i) 8/4/05 or achievement of certain milestones
(8)	11/13/00	20% on 11/13/01; pro-rata monthly for next 48 months
(9)	5/14/01	Pro-rata monthly over 60 months from grant date
(10)	8/21/01	Pro-rata monthly over 60 months from grant date

Note	Grant Dates	Incremental Vesting Dates
(11)	11/2/01	20% on 11/2/02; pro-rata monthly for next 48 months
(12)	1/7/02	20% on 1/7/03; pro-rata monthly for next 48 months
(13)	4/5/02	20% on 4/5/03; pro-rata monthly for next 48 months
(14)	5/10/02	20% on 5/10/03; pro-rata monthly for next 48 months
(15)	7/12/02	20% on 7/12/03; pro-rata monthly for next 48 months
(16)	10/10/02	20% on 10/10/03; pro-rata monthly for next 48 months
(17)	1/10/03	20% on 1/10/04; pro-rata monthly for next 48 months
(18)	4/10/03	20% on 4/10/04; pro-rata monthly for next 48 months
(19)	7/15/03	20% on 7/15/04; pro-rata monthly for next 48 months
(20)	9/2/03	20% on 9/2/04; pro-rata monthly for next 48 months
(21)	7/9/04	20% on 7/9/05; pro-rata monthly for next 48 months
(22)	8/23/04	Full vesting on earlier of (i) 8/23/11 or (ii) three years after cease to be President and CEO; or death or permanent disability
(23)	8/23/04	20% on 8/23/05; pro-rata monthly for next 48 months
(24)	8/12/05	20% on 8/12/06; pro-rata monthly for next 48 months
(25)	9/29/05	20% on 9/29/06; pro-rata monthly for next 48 months
(26)	9/21/06	20% on 9/21/07; pro-rata monthly for next 48 months
(27)	9/21/06	20% on 9/21/07; 20% annually for next 4 years

Outstanding Options, other than August 23, 2004 Grant to Mr. Chambers

The options have a maximum term of nine years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco. The exercise price for each of these options is equal to the closing price per share of common stock on the grant date.

August 23, 2004 Option Grant to Mr. Chambers

The option has a maximum term of nine years measured from the grant date and, if vested, will remain exercisable for the full term even after his cessation of service except in limited circumstances. For purposes of Mr. Chambers’ stock option agreement, “service” includes providing services directly to Cisco or employment by educational or governmental institutions if those institutions’ policies preclude continued service to Cisco.

The following table shows the number of shares acquired by the exercise of stock options by each of the named executive officers during fiscal 2007 along with the value realized on such exercises as calculated based on the difference between the market price of Cisco’s stock at exercise and the option exercise price. None of the named executive officers had any vesting of restricted stock unit awards during fiscal 2007.

Options Exercises and Stock Vested—Fiscal 2007

	Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
John T. Chambers	4,050,000	$50,915,982
Dennis D. Powell	1,727,500	$14,817,346
Richard J. Justice	2,201,666	$15,751,862
Charles H. Giancarlo	1,438,334	$20,569,280
Randy Pond	785,500	$10,529,221

In fiscal 2007, the Board of Directors approved a new nonqualified deferred compensation plan, the Cisco Systems, Inc. Deferred Compensation Plan. The following table shows each named executive officer’s contributions and earnings during fiscal 2007, and account balance as of July 28, 2007, under the Deferred Compensation Plan.

Nonqualified Deferred Compensation — Fiscal 2007

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (4)
John T. Chambers	—	—	—	—	—
Dennis D. Powell	—	—	—	—	—
Richard J. Justice	$11,539	See (2) below	$(325)	—	$11,214
Charles H. Giancarlo	—	—	—	—	—
Randy Pond	$21,875	See (2) below	$(530)	—	$21,345

(1)	These amounts were included in the “Salary” column of the Summary Compensation Table.

(2)	Cisco did not make any contributions to the Deferred Compensation Plan during fiscal 2007. A matching contribution under the Deferred Compensation Plan will be made to eligible participants at the end of calendar year 2007. The matching contribution will be 4% of eligible compensation over the Code Section 401(a)(17) limit of $225,000 for calendar year 2007 which is deferred by participants under the Deferred Compensation Plan. On September 13, 2007, the Compensation Committee approved a matching contribution under the Deferred Compensation Plan for calendar year 2008. Generally, the 2008 calendar year matching contribution will be 4% of eligible compensation over the Code Section 401(a)(17) limit with a $1,500,000 cap on eligible compensation. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan.

(3)	There were no earnings to report in the Summary Compensation Table and the Deferred Compensation Plan does not provide for preferential or above market interest.

(4)	None of the amounts reported in this column were previously reported in Summary Compensation Tables for fiscal years prior to fiscal 2007.

The Deferred Compensation Plan is an unfunded and unsecured deferred compensation arrangement that is designed to allow the participants to defer a specified percentage of their base salary (up to 75%), commissions and/or bonuses (up to 100%) in a manner similar to the way in which Cisco’s 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Code. The Deferred Compensation Plan is designed to comply with Code Section 409A. As required by applicable law, participation in the Deferred Compensation Plan is limited to a group of Cisco’s management employees, which group includes each of Cisco’s named executive officers.

Amounts deferred by each participant pursuant to the Deferred Compensation Plan are credited to a bookkeeping account maintained on behalf of that participant. Amounts credited to each participant under the Deferred Compensation Plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the measurement funds selected by the 401(k) Plan Committee and elected by a participant. Currently, the measurement funds consist of the following: Fidelity Money Market Fund; iShares Lehman Aggregate Bond Fund; SPDR Trust, Series 1; Mid Cap SPDR Trust, Series 1; iShares Russell 2000 Index Fund; iShares MCSI EAFE Index Fund; Fidelity Freedom 2010 Fund; Fidelity Freedom 2020 Fund; Fidelity Freedom 2030 Fund; and Fidelity Freedom 2040 Fund. In addition, Cisco may credit additional matching amounts to a participant’s account for any plan year as determined by the Compensation Committee and for the first plan year there is a matching contribution on deferrals over the IRS limitation on compensation that may be taken into account under the 401(k) Plan ($225,000). The matching rate for calendar year 2007 (100% of compensation up to 4%) is the same rate as in the 401(k) Plan. On September 13, 2007, the Compensation Committee approved a matching contribution under the Deferred Compensation Plan for calendar year 2008. Generally, the 2008 calendar year matching contribution will be 4% of eligible compensation over the Code Section 401(a)(17) limit with a $1,500,000 cap on eligible compensation. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan. Distributions are made in accordance with elections filed by participants at the time of their initial deferrals and distributions generally are expected to occur after a participant’s separation of service.

Potential Payments Upon Termination or Change in Control

None of Cisco’s named executive officers have employment or severance agreements with Cisco, and their employment may be terminated at any time at the discretion of the Board of Directors.

As described above in the Compensation Discussion and Analysis section, each outstanding award to all employees under the Stock Incentive Plan and the 1996 Stock Incentive Plan that is subject to vesting provisions, and each right to receive future grants of restricted stock units based on satisfaction of performance goals awarded by the Compensation Committee in September 2007, will vest in full (at target with respect to the right to receive future grants) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership.

In addition, pursuant to a Compensation Committee policy (the “Death and Terminal Illness Policy”) which applies to each outstanding award to all employees (other than as described in the last sentence of this paragraph) and to the rights to receive grants of restricted stock units based on satisfaction of performance goals awarded by the Compensation Committee in September 2007, and which can be revoked or changed at any time, if the holder of such an award dies or becomes terminally ill, his or her aggregate awards will generally vest in an amount equal to the greater of 100% of the unvested shares subject to the awards up to a total value of $10 million, net of aggregate exercise or purchase price, or up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to each award are valued based on the closing price per share of common stock on the date of death or determination of terminal illness. The dollar limit under the Death and Terminal Illness Policy does not apply to an option grant made to Mr. Chambers on August 23, 2004 to purchase up to 1,500,000 shares of Cisco common stock at an exercise price of $19.18 that vests in full upon Mr. Chambers’ death or permanent disability. In addition, for purposes of the stock option agreement relating to the August 23, 2004 grant, “service” includes providing services directly to Cisco or employment by educational or governmental institutions if those institutions’ policies preclude continued service to Cisco.

In the event of (a) a hostile change in control of Cisco or change in control in which the awards are not assumed or replaced by the acquiror, or (b) the death or terminal illness of the named executive officer (or permanent disability in the case of the August 23, 2004 option grant to Mr. Chambers), that in either case hypothetically occurred on the last business day of fiscal 2007 and further assuming that as a result all then-unvested equity awards became fully vested, the named executive officers would derive the following intrinsic value (the value based upon the fiscal 2007 year-end closing price for a Cisco common share of $28.97, and in the case of stock options minus the exercise price) from such equity awards:

	Hostile Change in Control or Change in Control in which Awards Are Not Assumed or Replaced by Acquiror			Death or Terminal Illness (1)
Name	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units ($)	Total Intrinsic Value of Accelerated Equity Awards ($)	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units ($)	Total Intrinsic Value of Accelerated Equity Awards ($)
John T. Chambers	$40,783,950	—	$40,783,950	$29,377,535	—	$29,377,535	(2)
Dennis D. Powell	$8,961,746	$2,897,000	$11,858,746	$7,103,000	$2,897,000	$10,000,000
Richard J. Justice	$11,181,545	$2,897,000	$14,078,545	$7,103,000	$2,897,000	$10,000,000
Charles H. Giancarlo	$11,338,028	$2,897,000	$14,235,028	$7,103,000	$2,897,000	$10,000,000
Randy Pond	$9,847,520	$2,897,000	$12,744,520	$7,103,000	$2,897,000	$10,000,000

(1)	For purposes of this disclosure, in order to give effect to the aggregate dollar limit applicable under the Death and Terminal Illness Policy described above, the full intrinsic value of accelerated restricted stock units was first applied against the dollar limit and then any intrinsic value of accelerated stock options that would cause the total intrinsic value to exceed the aggregate dollar limit was reduced accordingly.

(2)	Represents the intrinsic value of one year of acceleration of Mr. Chambers’ stock options (other than his August 23, 2004 option grant) of $14,692,535 assuming the options were to be accelerated under the Death and Terminal Illness Policy, and the intrinsic value of full acceleration of Mr. Chambers’ August 23, 2004 stock option of $14,685,000, which option is not subject to the Death and Terminal Illness Policy. Mr. Chambers’ August 23, 2004 option also accelerates in full in the event of a permanent disability. These values have not been, and may never be, realized.

Review, Approval or Ratification of Transactions with Related Persons

Cisco’s Board of Directors has adopted a written related person transactions policy. The Audit Committee (or other committee designated by the Nomination and Governance Committee) reviews transactions that may be “related-person transactions,” which are transactions between Cisco and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Cisco’s common stock, in each case, since the beginning of the last fiscal year, and their immediate family members.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is determined by the Compensation Committee;

•	compensation to non-employee directors that is reported in Cisco’s proxy statement;

•	transactions with another company at which:

•	the related person’s only relationship is as a beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in such partnership;

•

the related person is an employee (other than an executive officer) and/or a director, if the aggregate amount involved in a Cisco fiscal year does not exceed the greater of $1 million or 2% of that company’s total annual revenues; or

•

the related person is the beneficial owner of less than a majority interest in that company (if the related person is solely related to Cisco because of its beneficial ownership of greater than 5% of Cisco’s common stock);

•

charitable contributions, grants or endowments to the Cisco Foundation or by Cisco or the Cisco Foundation to a charitable organization, foundation, or university at which the related person’s only relationship is as an employee (or at which the related person is a trustee, director or executive officer if the aggregate amount involved in a Cisco fiscal year does not exceed $300,000), or any non-discretionary matching contribution, grant, or endowment made pursuant to a matching gift program;

•	transactions where the related person’s interest arises solely from the ownership of publicly traded securities issued by Cisco and all holders of such securities receive proportional benefits;

•	transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	transactions where the rates or charges involved are determined by competitive bids;

•	transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	ordinary course business travel and expenses, advances and reimbursements; and

•

payments made pursuant to (i) directors and officers insurance policies, (ii) Cisco’s articles of incorporation or bylaws, and/or (iii) any policy, agreement or instrument previously approved by Cisco’s Board of Directors, such as indemnification agreements.

Related-person transactions that do not fall into one of the above categories are reviewed by Cisco’s disclosure committee. The disclosure committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is referred to the Audit Committee (or other designated committee). Transactions may also be identified through Cisco’s Code of Business Conduct or other Cisco policies and procedures and reported to the Audit Committee (or other designated committee). That committee reviews the material facts of all related-person transactions and either approves, ratifies, rescinds, or takes other appropriate action (in its discretion) with respect to the transaction.

Certain Transactions with Related Persons

A son of Richard J. Justice, an executive officer of Cisco, is employed by Cisco as the manager of regional sales for the Phoenix metro region. Mr. Justice’s son received total compensation of $279,994 for fiscal 2007, calculated in the same manner as in the Summary Compensation Table. The total compensation includes salary, commissions, option awards, relocation expenses and matching contributions under Cisco’s 401(k) plan.

In January 2002, Cisco loaned $1,648,750 to Wim Elfrink, currently Executive Vice President, Customer Advocacy and Chief Globalization Officer and an executive officer, in connection with his relocation to the United States at a time when he was not an executive officer of Cisco. Since the beginning of Cisco’s last fiscal year through February 2007, the loan had an interest rate of 2.76% and an interest rate of 4.87% thereafter. The loan was secured by a deed of trust on real property. Since the beginning of Cisco’s last fiscal year, the original principal amount of the loan was the largest principal amount outstanding and the amount of interest paid was $288,747. The loan, including all accrued interest, was paid in full in connection with his appointment as an executive officer.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with Cisco’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Cisco contained in Cisco’s Annual Report on Form 10-K for the 2007 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with PricewaterhouseCoopers LLP its independence from Cisco.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Cisco’s Annual Report on Form 10-K for its 2007 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Steven M. West, Chairperson

M. Michele Burns

Roderick C. McGeary

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in Cisco’s Proxy Materials.    Shareholders of Cisco may submit proposals on matters appropriate for shareholder action at meetings of Cisco’s shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in Cisco’s proxy materials relating to its 2008 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Cisco no later than May 29, 2008. Such proposals should be delivered to Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134-1706 (and we encourage you to send a copy via e-mail to CorporateSecretary@cisco.com), with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting.    Cisco’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Cisco not less than sixty nor more than ninety calendar days prior to the anniversary of the date on which Cisco first mailed its proxy materials for its immediately preceding annual meeting of shareholders (as specified in Cisco’s proxy materials for its immediately preceding annual meeting of shareholders). To be timely for the 2008 Annual Meeting of Shareholders, a shareholder’s notice must be delivered or mailed to and received by Cisco’s Secretary at the principal executive offices of Cisco between June 28, 2008 and July 28, 2008. However, in the event that the annual meeting is called for a date that is not within thirty calendar days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above. A shareholder’s notice to Cisco’s Secretary must set forth the information required by Cisco’s bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

In addition, the proxy solicited by the Board of Directors for the 2008 Annual Meeting of Shareholders will confer discretionary authority to vote on (i) any proposal presented by a shareholder at that meeting for which Cisco has not been provided with notice on or prior to July 28, 2008 and (ii) any proposal made in accordance with the bylaw provisions, if the 2008 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

SHAREHOLDERS SHARING THE SAME ADDRESS

Cisco has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. Under this procedure, Cisco is delivering only one copy of the annual report and proxy statement to multiple shareholders who share the same mailing address and have the same last name, unless Cisco has received contrary instructions from an affected shareholder. This procedure reduces Cisco’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Cisco will deliver promptly upon written or oral request a separate copy of the annual report and the proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, you may write or call Cisco’s Investor Relations Department at Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134-1706, Attention: Investor Relations, telephone (408) 526-6945. You may also access Cisco’s annual report and proxy statement on the Investor Relations section of Cisco’s website at www.cisco.com.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge Financial Solutions (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

FORM 10-K

CISCO WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF CISCO’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 28, 2007, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: CISCO SYSTEMS, INC., 170 WEST TASMAN DRIVE, SAN JOSE, CALIFORNIA 95134-1706, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.CISCO.COM.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for shareholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

Dated: September 21, 2007

Directions to the Santa Clara Convention Center

Santa Clara Convention Center
Elizabeth A. Hangs Theater
Second Floor
5001 Great America Parkway
Santa Clara, CA 95054

Bunker Hill Lane
Parking Garage
Santa Clara Convention Center
TASMAN DR.
LIGHT RAIL
LAWRENCE EXPWY.
Parking
TASMAN DR.
OLD GLORY WAY
GREAT AMERICA PKWY.
Mission College
Paramount's Great America Parking Lot
Paramount's Great America
101
237
MISSION COLLEGE BLVD.
MONTAGUE EXPWY.
BOWERS AVE.
LAFAYETTE STREET

MAP NOT TO SCALE
84
92
WILLOW RD.
DUMBARTON BRIDGE
Menlo Park
280
101
JUNIPERO SERRA FREEWAY
Mountain View
237
TASMAN DR.
GREAT AMERICA PKWY.
CENTRAL EXPWY.
BOWERS AVE.
FIRST ST.
880
680
85
San Jose
87
101
880
280
LIGHT RAIL
LIGHT RAIL STATION
Convention Center - Second Floor
Parking Garage
Entrance from 3-Story Garage
Second Floor
Entrance from Hotel
Main Lobby
Terrace
Elizabeth A. Hangs Theater

Getting to the Santa Clara Convention Center from San Jose—Highway 101

- Go north on Highway 101 and take the Great America Parkway exit.
- Turn right on Great America Parkway.
- The Convention Center is located at Great America Parkway and Tasman Drive.
- Find the Convention Center Parking Garage at the Hyatt Regency's 2nd driveway at Bunker Hill Lane.

Getting to the Santa Clara Convention Center from San Francisco—Highway 101

- Go south on Highway 101 and take the Great America Parkway exit.
- Turn left on Great America Parkway.
- The Convention Center is located at Great America Parkway and Tasman Drive.
- Find the Convention Center Parking Garage at the Hyatt Regency's 2nd driveway at Bunker Hill Lane.

Getting to the Santa Clara Convention Center from Oakland—Highway 880

- Take Highway 880 south to Highway 237 west towards Mountain View.
- Follow Highway 237 to the Great America Parkway exit.
- Turn left on Great America Parkway.
- The Convention Center is at Great America Parkway and Tasman Drive.
- Find the Convention Center Parking Garage at the Hyatt Regency's 2nd driveway at Bunker Hill Lane.

1028-PSA-07

CISCO SYSTEMS, INC.

2005 STOCK INCENTIVE PLAN

EFFECTIVE AS OF NOVEMBER 15, 2005

AS AMENDED AND RESTATED

EFFECTIVE AS OF

-i-

CISCO SYSTEMS, INC.

2005 STOCK INCENTIVE PLAN

AS AMENDED AND RESTATED

(Effective as of                 )

SECTION 1. INTRODUCTION.

The Company’s Board of Directors adopted the Cisco Systems, Inc. 2005 Stock Incentive Plan, as amended and restated on September 13, 2007; provided that, the Plan shall become effective upon its approval by Company shareholders. If the Company’s shareholders do not approve this Plan, no Awards will be made under this Plan.

The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by offering Key Employees an opportunity to share in such long-term success by acquiring a proprietary interest in the Company.

The Plan seeks to achieve this purpose by providing for discretionary long-term incentive Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Stock Grants, and Stock Units.

The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).

Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement.

SECTION 2. DEFINITIONS.

(a) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b) “Award” means any award of an Option, SAR, Stock Grant or Stock Unit under the Plan.

(c) “Board” means the Board of Directors of the Company, as constituted from time to time.

(d) “Cashless Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, a program approved by the Committee in which payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates, including, but not limited to, U.S. federal and state income taxes, payroll taxes, and foreign taxes, if applicable.

1

(e) “Cause” means, except as may otherwise be provided in a Participant’s employment agreement or Award agreement, a conviction of a Participant for a felony crime or the failure of a Participant to contest prosecution for a felony crime, or a Participant’s misconduct, fraud or dishonesty (as such terms are defined by the Committee in its sole discretion), or any unauthorized use or disclosure of confidential information or trade secrets, in each case as determined by the Committee, and the Committee’s determination shall be conclusive and binding.

(f) “Change In Control” except as may otherwise be provided in a Participant’s employment agreement or Award agreement, means the occurrence of any of the following:

(i) A change in the composition of the Board over a period of thirty-six consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; or

(ii) The acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 35% of the total combined voting power of the Company’s then outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders accept.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(h) “Committee” means a committee described in Section 3.

(i) “Common Stock” means the Company’s common stock.

(j) “Company” means Cisco Systems, Inc., a California corporation.

(k) “Consultant” means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Director or Non-Employee Director.

(l) “Corporate Transaction” except as may otherwise be provided in a Participant’s employment agreement or Award agreement, means the occurrence of any of the following shareholder approved transactions:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

A transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(m) “Covered Employees” means those persons who are subject to the limitations of Code Section 162(m).

(n) “Director” means a member of the Board who is also an Employee.

(o) “Disability” means that the Key Employee is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Key Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(p) “Employee” means an individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.

(s) “Fair Market Value” means the market price of a Share as determined in good faith by the Committee. The Fair Market Value shall be determined by the following:

(i) If the Shares were traded over-the-counter or listed with NASDAQ on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted by the NASDAQ system for the date in question or (ii) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange on the date in question, the Fair Market Value is the closing selling price for the Common Stock as such price is officially quoted in the composite tape of transactions on the exchange determined by the Committee to be the primary market for the Common Stock for the date in question; provided, however, that if there is no such reported price for the Common Stock for the date in question under (i) or (ii), then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

If neither (i) or (ii) are applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Western Edition of The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

(t) “Fiscal Year” means the Company’s fiscal year.

(u) “Grant” means any grant of an Award under the Plan.

(v) “Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.

(w) “Key Employee” means an Employee, Director, Non-Employee Director or Consultant who has been selected by the Committee to receive an Award under the Plan.

(x) “Non-Employee Director” means a member of the Board who is not an Employee.

(y) “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(z) “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase Shares.

(aa) “Optionee” means an individual, estate or other entity that holds an Option.

(bb) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(cc) “Participant” means an individual or estate or other entity that holds an Award.

(dd) “Performance Goal” means an objective formula or standard determined by the Committee with respect to each Performance Period utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and preestablished by the Committee in accordance with Code Section 162(m): (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales; (vii) revenue; (viii) profits before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) writeoffs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestitures; (xxx) financings; and/or (xxxi) customer satisfaction, each with respect to the Company and/or one or more of its affiliates or operating units. Awards issued to persons who are not Covered Employees may take into account other factors (including subjective factors).

(ee) “Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(ff) “Plan” means this Cisco Systems, Inc. 2005 Stock Incentive Plan as amended and restated, and as it may be further amended from time to time.

(gg) “Previous Plan Award” means any award of an Option, SAR, Stock Grant or Stock Unit under the Cisco Systems, Inc. 1996 Stock Incentive Plan, the Cisco Systems, Inc. SA Acquisition Long-Term Incentive Plan or the Cisco Systems, Inc. WebEx Acquisition Long-Term Incentive Plan.

(hh) “Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s), whether through amendment, cancellation, or replacement grants, or any other means.

(ii) “SAR Agreement” means the agreement described in Section 8 evidencing each Award of a Stock Appreciation Right.

(jj) “SEC” means the Securities and Exchange Commission.

(kk) “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

(ll) “Securities Act” means the Securities Act of 1933, as amended.

(mm) “Service” means service as an Employee, Director, Non-Employee Director or Consultant. A Participant’s Service does not terminate when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to continuing ISO status, a common-law employee’s Service will be treated as terminating ninety (90) days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service terminates for all purposes under the Plan. Further, unless otherwise determined by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant provides service to the Company, a Parent, Subsidiary or Affiliate, or a transfer between entities (the Company or any Parent, Subsidiary, or Affiliate); provided that there is no interruption or other termination of Service.

(nn) “Share” means one share of Common Stock.

(oo) “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan.

(pp) “Stock Grant” means Shares awarded under the Plan.

(qq) “Stock Grant Agreement” means the agreement described in Section 9 evidencing each Award of a Stock Grant.

(rr) “Stock Option Agreement” means the agreement described in Section 6 evidencing each Award of an Option.

(ss) “Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

(tt) “Stock Unit Agreement” means the agreement described in Section 10 evidencing each Award of a Stock Unit.

(uu) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(vv) “10-Percent Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Board or a Committee appointed by the Board shall administer the Plan. Unless the Board provides otherwise, the Company’s Compensation & Management Development Committee shall be the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

The Committee shall have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to qualify as performance-based compensation as provided under Code Section 162(m).

The Board may also appoint one or more separate committees of the Board, each composed of two or more directors of the Company who need not qualify under Rule 16b-3 or Code Section 162(m), that may administer the Plan with respect to Key Employees who are not Section 16 Persons or Covered Employees, respectively, may grant Awards under the Plan to such Key Employees and may determine all terms of such Awards.

Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer the Plan with respect to Non-Employee Directors, shall grant Awards under the Plan to such Non-Employee Directors, and shall determine all terms of such Awards.

(b) Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and sole discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:

(i)	selecting Key Employees who are to receive Awards under the Plan;

(ii)	determining the type, number, vesting requirements and other features and conditions of such Awards and amending such Awards;

(iii)	correcting any defect, supplying any omission, or reconciling any inconsistency in the Plan or any Award agreement;

(iv)	accelerating the vesting, or extending the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate;

(v)	interpreting the Plan;

(vi)	making all other decisions relating to the operation of the Plan; and

(vii)	adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by Key Employees of the Company and its Subsidiaries and Affiliates who reside outside the U.S., which plans and/or subplans shall be attached hereto as Appendices.

The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

(c) Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4. GENERAL.

(a) General Eligibility. Only Employees, Directors, Non-Employee Directors and Consultants shall be eligible for designation as Key Employees by the Committee, in its sole discretion.

(b) Incentive Stock Options. Only Key Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Key Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied.

(c) Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine, in its sole discretion. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

(d) Beneficiaries. Unless stated otherwise in an Award agreement, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.

(e) Performance Conditions. The Committee may, in its discretion, include performance conditions in an Award or grant an Award upon the satisfaction of performance conditions. If performance conditions are included in Awards to Covered Employees, then such Awards may be subject to the achievement of Performance Goals established by the Committee. Such Performance Goals shall be established and administered pursuant to the requirements of Code Section 162(m). Before any Shares underlying an Award or any Award payments subject to Performance Goals are released to a Covered Employee with respect to a Performance Period, the Committee shall certify in writing that the Performance Goals for such Performance Period have been satisfied. Awards with performance conditions that are granted to Key Employees who are not Covered Employees need not comply with the requirements of Code Section 162(m).

(f) No Rights as a Shareholder. A Participant, or a transferee of a Participant, shall have no rights as a shareholder with respect to any Common Stock covered by an Award until such person has satisfied all of the terms and conditions to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Shares have been issued (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).

(g) Termination of Service. Unless the applicable Award agreement or, with respect to Participants who reside in the U.S., the applicable employment agreement provides otherwise, the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the expiration term of the Option or SAR as applicable): (i) upon termination of Service for any reason, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration and the vested portions of any outstanding Stock Units shall be settled upon termination; (ii) if the Service of a Participant is terminated for Cause, then all unexercised Options and SARs, unvested portions of Stock Units and unvested portions of Stock Grants shall terminate and be forfeited immediately without consideration; (iii) if the Service of a Participant is terminated for any reason other than for Cause, death, or Disability, then the vested portion of his or her then-outstanding Options and/or SARs may be exercised by such Participant or his or her personal representative within three months after the date of such termination; or (iv) if the Service of a Participant is terminated due to death or Disability, the vested portion of his or her then-outstanding Options and/or SARs may be exercised within eighteen months after the date of termination of Service.

(h) Director Fees. Each Non-Employee Director may elect to receive a Stock Grant or Stock Unit under the Plan in lieu of payment of a portion of his or her regular annual retainer based on the Fair Market Value of the Shares on the date any regular annual retainer would otherwise be paid. For purposes of the Plan, a Non-Employee Director’s regular annual retainer shall not include any additional retainer paid in connection with service on any committee of the Board or paid for any other reason. Such an election may be for any dollar or percentage amount equal to at least 25% of the Non-Employee

Director’s regular annual retainer (up to a limit of 100% of the Non-Employee Director’s regular annual retainer). The election must be made prior to the beginning of the annual board of directors cycle which shall be any twelve month continuous period designated by the Board. Any amount of the regular annual retainer not elected to be received as a Stock Grant or Stock Unit shall be payable in cash in accordance with the Company’s standard payment procedures. Shares granted under this Section 4(h) shall otherwise be subject to the terms of the Plan applicable to Non-Employee Directors or to Participants generally (other than provisions specifically applying only to Employees).

SECTION 5. SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a) Basic Limitations. The stock issuable under the Plan shall be authorized but unissued Shares. The aggregate number of Shares reserved for Awards under the Plan shall not exceed 559,000,000 Shares, subject to adjustment pursuant to Section 11. Shares issued as Stock Grants or pursuant to Stock Units will count against the Shares available for issuance under the Plan as 2.5 Shares for every 1 Share issued in connection with the Award.

(b) Additional Shares. If Awards are forfeited or are terminated for any other reason before being exercised or settled, then the Shares underlying such Awards shall again become available for Awards under the Plan. If a Previous Plan Award is forfeited or is terminated for any other reason before being exercised or settled, then the Shares underlying such Previous Plan Award shall again become available for Awards under this Plan. SARs shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares issued upon settlement of the SARs.

(c) Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be applied against the number of Shares available for Awards.

(d) Share Limits.

(i) Limits on Options. Subject to adjustment pursuant to Section 11, no Key Employee shall receive Options to purchase Shares during any Fiscal Year covering in excess of 5,000,000 Shares and the aggregate maximum number of Shares that may be issued in connection with ISOs shall be 559,000,000 Shares.

(ii) Limits on SARs. Subject to adjustment pursuant to Section 11, no Key Employee shall receive Awards of SARs during any Fiscal Year covering in excess of 5,000,000 Shares and the aggregate maximum number of Shares that may be issued in connection with SARs shall be 559,000,000 Shares.

(iii) Limits on Stock Grants and Stock Units. Subject to adjustment pursuant to Section 11, no Key Employee shall receive Stock Grants or Stock Units during any Fiscal Year covering, in the aggregate, in excess of 5,000,000 Shares.

(iv) Limits on Awards to Non-Employee Directors. Subject to adjustment pursuant to Section 11, no Non-Employee Director shall receive Awards during any Fiscal Year covering, in the aggregate, in excess of 50,000 Shares; provided that any Shares received pursuant to an election under Section 4(h) shall not count against such limit.

SECTION 6. TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Agreement. Each Grant of an Option under the Plan shall be evidenced and governed exclusively by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement (including without limitation any performance conditions). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall also specify whether the Option is an ISO or an NSO.

(b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall be subject to adjustment of such number in accordance with Section 11.

(c) Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for ISO grants to 10-Percent Shareholders) on the date of Grant.

(d) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed nine years from the date of Grant. Unless the applicable Stock Option Agreement provides otherwise, each Option shall vest and become exercisable with respect to 20% of the Shares subject to the Option upon completion of one year of Service measured from the vesting commencement date, the balance of the Shares subject to the Option shall vest and become exercisable in forty-eight equal installments upon completion of each month of Service thereafter, and the term of the Option shall be nine years from the date of Grant. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement and no Option may provide that, upon exercise of the Option, a new Option will automatically be granted.

(e) Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of

Shares, at the same or a different Exercise Price, and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, the Committee may not Re-Price outstanding Options unless there is approval by the Company shareholders and no modification of an Option shall, without the consent of the Optionee, impair his or her rights or obligations under such Option.

(f) Assignment or Transfer of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only by the Optionee or by the guardian or legal representative of the Optionee. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 7. PAYMENT FOR OPTION SHARES.

The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased, except as follows and if so provided for in an applicable Stock Option Agreement:

(i) Surrender of Stock. Payment for all or any part of the Exercise Price or Options may be made with Shares which have already been owned by the Optionee; provided that the Committee may, in its sole discretion, require that Shares tendered for payment be previously held by the Optionee for a minimum duration. Such Shares shall be valued at their Fair Market Value.

(ii) Cashless Exercise. Payment for all or any part of the Exercise Price may be made through Cashless Exercise at the Committee’s sole discretion.

(iii) Other Forms of Payment. Payment for all or any part of the Exercise Price may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7. In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 7.

SECTION 8. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

(a) SAR Agreement. Each Grant of a SAR under the Plan shall be evidenced and governed exclusively by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a SAR Agreement (including without limitation any performance conditions). A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s compensation.

(b) Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall be subject to adjustment of such number in accordance with Section 11.

(c) Exercise Price. Each SAR Agreement shall specify the Exercise Price which shall be established by the Committee. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the date of Grant.

(d) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR which shall not exceed nine years from the date of Grant. Unless the applicable SAR Agreement provides otherwise, each SAR shall vest and become exercisable with respect to 20% of the Shares subject to the SAR upon completion of one year of Service measured from the vesting commencement date, the balance of the Shares subject to the SAR shall vest and become exercisable in forty-eight equal installments upon completion of each month of Service thereafter, and the term of the SAR shall be nine years from the date of Grant. A SAR Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events. SARs may be awarded in combination with Options or Stock Grants, and such an Award shall provide that the SARs will not be exercisable unless the related Options or Stock Grants are forfeited. A SAR may be included in an ISO only at the time of Grant but may be included in an NSO at the time of Grant or at any subsequent time, but not later than six months before the expiration of such NSO. No SAR may provide that, upon exercise of the SAR, a new SAR will automatically be granted.

(e) Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine at the time of Grant of the SAR, in its sole discretion. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of exercise) of the Shares subject to the SARs exceeds the Exercise Price of those Shares.

(f) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding stock appreciation rights or may accept the cancellation of outstanding stock appreciation rights (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares, at the same or a different Exercise Price, and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, unless there is approval by the Company shareholders, the Committee may not Re-Price outstanding SARs and no modification of a SAR shall, without the consent of the Participant, impair his or her rights or obligations under such SAR.

(g) Assignment or Transfer of SARs. Except as otherwise provided in the applicable SAR Agreement and then only to the extent permitted by applicable law, no SAR shall be transferable by the Participant other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. No SAR or interest therein may be assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 9. TERMS AND CONDITIONS FOR STOCK GRANTS.

(a) Amount and Form of Awards. Awards under this Section 9 may be granted in the form of a Stock Grant. Each Stock Grant Agreement shall specify the number of Shares to which the Stock Grant pertains and shall be subject to adjustment of such number in accordance with Section 11. A Stock Grant may also be awarded in combination with NSOs, and such an Award may provide that the Stock Grant will be forfeited in the event that the related NSOs are exercised.

(b) Stock Grant Agreement. Each Stock Grant awarded under the Plan shall be evidenced and governed exclusively by a Stock Grant Agreement between the Participant and the Company. Each Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in the applicable Stock Grant Agreement (including without limitation any performance conditions). The provisions of the various Stock Grant Agreements entered into under the Plan need not be identical.

(c) Payment for Stock Grants. Stock Grants may be issued with or without cash consideration or any other form of legally permissible consideration approved by the Committee.

(d) Vesting Conditions. Each Stock Grant may or may not be subject to vesting. Any such vesting provision may provide that Shares shall vest based on Service over time or shall vest, in full or in installments, upon satisfaction of performance conditions specified in the Stock Grant Agreement which may include Performance Goals pursuant to Section 4(e). Unless the applicable Stock Grant Agreement provides otherwise, each Stock Grant shall vest with respect to 20% of the Shares subject to the Stock Grant upon completion of each year of Service on each of the first through fifth annual anniversaries of the vesting commencement date. A Stock Grant Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.

(e) Assignment or Transfer of Stock Grants. Except as provided in the applicable Stock Grant Agreement, and then only to the extent permitted by applicable law, a Stock Grant awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 9(e) shall be void. However, this Section 9(e) shall not preclude a Participant from designating a beneficiary who will receive any vested outstanding Stock Grant Awards in the event of the Participant’s death, nor shall it preclude a transfer of vested Stock Grant Awards by will or by the laws of descent and distribution.

(f) Voting and Dividend Rights. The holder of a Stock Grant awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Stock Grant Agreement, however, may require that the holder of such Stock Grant invest any cash dividends received in additional Shares subject to the Stock Grant. Such additional Shares subject to the Stock Grant shall be subject to the same conditions and restrictions as the Stock Grant with respect to which the dividends were paid. Such additional Shares subject to the Stock Grant shall not reduce the number of Shares available for issuance under Section 5.

(g) Modification or Assumption of Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding stock grants or may accept the cancellation of outstanding stock grants (including stock granted by another issuer) in return for the grant of new Stock Grants for the same or a different number of Shares and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, no modification of a Stock Grant shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Grant.

SECTION 10. TERMS AND CONDITIONS OF STOCK UNITS.

(a) Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced and governed exclusively by a Stock Unit Agreement between the Participant and the

Company. Such Stock Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in the applicable Stock Unit Agreement (including without limitation any performance conditions). The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Number of Shares. Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Grant pertains and shall be subject to adjustment of such number in accordance with Section 11.

(c) Payment for Stock Units. Stock Units shall be issued without consideration.

(d) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Any such vesting provision may provide that Shares shall vest based on Service over time or shall vest, in full or in installments, upon satisfaction of performance conditions specified in the Stock Unit Agreement which may include Performance Goals pursuant to Section 4(e). Unless the applicable Stock Unit Agreement provides otherwise, each Stock Unit shall vest with respect to 20% of the Shares subject to the Stock Unit upon completion of each year of Service on each of the first through fifth annual anniversaries of the vesting commencement date. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.

(e) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

(f) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee at the time of the grant of the Stock Units, in its sole discretion. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when the vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

(h) Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding stock units or may accept the cancellation of outstanding stock units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, no modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Unit.

(i) Assignment or Transfer of Stock Units. Except as provided in the applicable Stock Unit Agreement, and then only to the extent permitted by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 10(i) shall be void. However, this Section 10(i) shall not preclude a Participant from designating a beneficiary who will receive any outstanding vested Stock Units in the event of the Participant’s death, nor shall it preclude a transfer of vested Stock Units by will or by the laws of descent and distribution.

SECTION 11. PROTECTION AGAINST DILUTION.

(a) Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate adjustments to the following:

(i) the number of Shares and the kind of shares or securities available for future Awards under Section 5;

(ii) the limits on Awards specified in Section 5;

(iii) the number of Shares and the kind of shares or securities covered by each outstanding Award; or

(iv) the Exercise Price under each outstanding SAR or Option.

(b) Participant Rights. Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 11 a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(c) Fractional Shares. Any adjustment of Shares pursuant to this Section 11 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 12. EFFECT OF A CORPORATE TRANSACTION.

(a) Corporate Transaction. In the event that the Company is a party to a Corporate Transaction, outstanding Awards shall be subject to the applicable agreement of merger, reorganization, or sale of assets. Such agreement may provide, without limitation, for the assumption or substitution of outstanding Options, SARs, or Stock Units by the surviving corporation or its parent, for the assumption of outstanding Stock Grant Agreements by the surviving corporation or its parent, for the replacement of outstanding Options, SARs, and Stock Units with a cash incentive program of the surviving corporation which preserves the spread existing on the unvested portions of such outstanding Awards at the time of the transaction and provides for subsequent payout in accordance with the same vesting provisions applicable to those Awards, for accelerated vesting of outstanding Awards, or for the cancellation of outstanding Options, SARs, and Stock Units, with or without consideration, in all cases without the consent of the Participant.

(b) Acceleration. The Committee may determine, at the time of grant of an Award or thereafter, that such Award shall become fully vested as to all Shares subject to such Award in the event that a Corporate Transaction or a Change in Control occurs. Unless otherwise provided in the applicable Award agreement, in the event that a Corporate Transaction occurs and any outstanding Options, SARs or Stock Units are not assumed, substituted, or replaced with a cash incentive program pursuant to Section 12(a) or any outstanding Stock Grant Agreements are not assumed pursuant to Section 12(a), then such Awards shall fully vest and be fully exercisable immediately prior to such Corporate Transaction. Immediately following the consummation of a Corporate Transaction, all outstanding Options, SARs and Stock Units shall terminate and cease to be outstanding, except to the extent that they are assumed by the surviving corporation or its parent.

(c) Dissolution. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

SECTION 13. LIMITATIONS ON RIGHTS.

(a) No Entitlements. A Participant’s rights, if any, in respect of or in connection with any Award is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

(b) Shareholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Award prior to the issuance of such Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company). No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Section 11.

(c) Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

SECTION 14. WITHHOLDING TAXES.

(a) General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. If a public market for the Company’s Shares exists, the Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering or attesting to all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may, in its discretion, also permit a Participant to satisfy withholding or income tax obligations related to an Award through Cashless Exercise or through a sale of Shares underlying the Award.

SECTION 15. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan shall become effective upon its approval by Company shareholders. The Plan shall terminate at the Company’s 2012 Annual Meeting of Shareholders and may be terminated on any earlier date pursuant to this Section 15.

(b) Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. The termination of the Plan, or any amendment thereof, shall not impair the rights or obligations of any Participant under any Award previously granted under the Plan without the Participant’s consent. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent such approval is otherwise required by applicable laws, regulations or rules.

SECTION 16. EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.

CISCO SYSTEMS, INC.

By:
Mark Chandler

Title:	Senior Vice President, Legal Services,
General Counsel and Secretary

CISCO SYSTEMS, INC.

EXECUTIVE INCENTIVE PLAN

(As Adopted September 13, 2007)

1. PURPOSE

The purpose of the Plan is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain Performance Goals related to the performance of Cisco Systems, Inc. (the “Company”) and its affiliates. The Plan is designed with the intention that the incentives paid hereunder to certain executive officers of the Company are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”). The adoption of the Plan as to current and future covered employees (determined under Code Section 162(m)) and executive officers (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended) is subject to the approval of the Company’s shareholders.

2. DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a) “Award” means the amount of a cash incentive payable under the Plan to a Participant with respect to a Performance Period.

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Committee” means the Compensation and Management Development Committee of the Board or another Committee designated by the Board which is comprised of two or more “outside directors” as defined in Code Section 162(m).

(d) “Participant” means any officer or key employee of the Company who is designated as a Participant by the Committee.

(e) “Performance Goal” means an objective formula or standard determined by the Committee with respect to each Performance Period utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and preestablished by the Committee in accordance with Code Section 162(m): (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales; (vii) revenue; (viii) profits before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) writeoffs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestitures; (xxx) financings; and/or (xxxi) customer satisfaction, each with respect to the Company and/or one or more of its affiliates or operating units. Awards issued to Participants who are not subject to the limitations of Code Section 162(m) may take into account other factors (including subjective factors).

(f) “Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(g) “Plan” means this Cisco Systems, Inc. Executive Incentive Plan, as amended from time to time.

3. ADMINISTRATION

The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of payment targets and the amount of the Awards payable under the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan. The Committee may delegate its administrative authority in whole or in part with respect to Awards issued to Participants who are not current or future covered employees or executive officers (each, as defined in Section 1).

4. ELIGIBILITY

Officers and key employees of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.

5. AMOUNT OF AWARDS

With respect to each Participant, the Committee will establish one or more Performance Periods, an individual Participant incentive target for each Performance Period and the Performance Goal or Goals to be met during such Performance Periods. With respect to Participants who are or may become subject to Code Section 162(m), the establishment of the Performance Period(s), the applicable Performance Goals and the targets shall occur in compliance with and to the extent required by the rules of Code Section 162(m).

The maximum amount of any Awards that can be paid under the Plan to any Participant during any Performance Period is $10,000,000. The Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period. In addition, with respect to Awards issued to Participants who are not subject to the limitations of Code Section 162(m), the Committee reserves the right, in its sole discretion, to increase the amount of an Award otherwise payable to a Participant with respect to any Performance Period.

6. PAYMENT OF AWARDS

(a) Unless otherwise determined by the Committee, a Participant must be employed on the date the Award is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion.

(b) Any distribution made under the Plan shall be made in cash and occur within a reasonable period of time after the end of the Performance Period in which the Participant has earned the Award but may occur prior to the end of the Performance Period with respect to Awards issued to Participants who are not subject to the limitations of Code Section 162(m); provided, that no Award shall become payable to a Participant who is subject to the limitations of Code Section 162(m) with respect to any Performance Period until the Committee has certified in writing that the terms and conditions underlying the payment of such Award have been satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under section 409A of the Code, if the Committee waives the requirement that a Participant must be employed on the date the Award is to be paid, payout shall occur no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

7. GENERAL

(a) TAX WITHHOLDING. The Company shall have the right to deduct from all Awards any federal, state or local income and/or payroll taxes required by law to be withheld with respect to such payments. The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes required to be withheld from any Award.

(b) CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

(c) BENEFICIARIES. To the extent the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.

(d) NONTRANSFERABILITY. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan,

may not be assigned, pledged, or transferred except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

(e) INDEMNIFICATION. Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit or proceeding against him, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provisions shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(f) EXPENSES. The expenses of administering the Plan shall be borne by the Company.

(g) PRONOUNS. Masculine pronouns and other words of masculine gender shall refer to both men and women.

(h) TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(i) INTENT. The intention of the Company and the Committee is to administer the Plan in compliance with Code Section 162(m) so that the Awards paid under the Plan to Participants who are or may become subject to Code Section 162(m) will be treated as performance-based compensation under Code Section 162(m)(4)(C). If any provision of the Plan does not comply with the requirements of Code Section 162(m), then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. With respect to all other Participants, the Plan may be operated without regard to the constraints of Code Section 162(m).

(j) GOVERNING LAW. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable Federal law. No Award made under the Plan shall be intended to be deferred compensation under section 409A of the Code and will be interpreted accordingly.

(k) AMENDMENTS AND TERMINATION. The Committee may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination. The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part, provided however, that any amendment of the Plan shall be subject to the approval of the Company’s shareholders to the extent required to comply with the requirements of Code Section 162(m), or any other applicable laws, regulations or rules.

CISCO CISCO SYSTEMS, INC. C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Cisco Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cisco Systems, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: CSSYS1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CISCO SYSTEMS, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES. PROPOSAL 1 - Election of Directors: For Against Abstain Nominees: 1a. Carol A. Bartz 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE For Against Abstain “FOR” PROPOSALS 2, 3 AND 4. 1b. M. Michele Burns 0 0 0 PROPOSAL 2 - To approve the amendment and extension 0 0 0 of the 2005 Stock Incentive Plan. 1c. Michael D. Capellas 0 0 0 PROPOSAL 3 - To approve the Executive Incentive Plan 0 0 0 with respect to current and future covered employees and executive officers. 1d. Larry R. Carter 0 0 0 PROPOSAL 4 - To ratify the appointment of 0 0 0 PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending 1e. John T. Chambers 0 0 0 July 26, 2008. THE BOARD OF DIRECTORS RECOMMENDS A VOTE 1f. Brian L. Halla 0 0 0 “AGAINST” PROPOSALS 5, 6, 7 AND 8. PROPOSAL 5 - Proposal submitted by shareholders 1g. Dr. John L. Hennessy 0 0 0 requesting the Board to establish a Board Committee on 0 0 0 Human Rights. 1h. Richard M. Kovacevich 0 0 0 PROPOSAL 6 - Proposal submitted by a shareholder 0 0 0 requesting that the Board establish a pay-for-superior-performance standard in the Company’s executive 1i. Roderick C. McGeary 0 0 0 compensation plan for senior executives. PROPOSAL 7 - Proposal submitted by shareholders requesting the Board to adopt a policy that shareholders be 1j. Michael K. Powell 0 0 0 given the opportunity at each annual meeting of shareholders 0 0 0 to vote on an advisory resolution to ratify the compensation 1k. Steven M. West 0 0 0 of the named executive officers. PROPOSAL 8 - Proposal submitted by shareholders requesting the Board to publish a report to shareholders 1l. Jerry Yang 0 0 0 within six months providing a summarized listing and 0 0 0 assessment of concrete steps Cisco could reasonably take to reduce the likelihood that its business practices might For address changes and/or comments, please check this box and write 0 enable or encourage the violation of human rights, as set them on the back where indicated. forth in the accompanying proxy statement. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

This proxy card must be signed for your instructions to be executed. Each joint owner should sign. Signatures should correspond with names printed on this proxy card. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title. CISCO PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 15, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned revokes all previous proxies, acknowledges receipt of the notice of the shareholders’ annual meeting to be held November 15, 2007 and the proxy statement, and appoints John T. Chambers and Dennis D. Powell or either of them the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Cisco Systems, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of Cisco to be held on November 15, 2007 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TWELVE NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3 AND 4 AND AGAINST PROPOSALS 5, 6, 7 AND 8. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE